Exhibit 99.3

Report of the board of directors of

Mediaset España Comunicación, S.A.

on the

cross-border common merger plan

relating to the tripartite cross-border merger of

Mediaset S.p.A.

and

Mediaset España Comunicación, S.A.

with and into

Mediaset Investment N.V.

Madrid, 7 June 2019

INDEX

1.	INTRODUCTION	4

1.1	General overview	4

1.2	Group structure before and after the Transaction	5

1.3	Regulatory framework of this Report	5

2.	PURPOSE OF THE TRANSACTION	6

3.	LEGAL ASPECTS OF THE MERGER	7

3.1	Legal structure	7

3.1.1	The Merger	7

3.1.2	Conditions precedent to the Merger	8

3.1.3	Pre-Merger formalities	10

3.2	Analysis of the mandatory legal aspects of the Common Cross-Border Merger Plan in Spain	12

3.2.1	Identification of the Merging Companies	12

3.2.2	Articles of association of DutchCo	12

3.2.3	Exchange Ratios	13

3.2.4	Exchange mechanism	14

3.2.5	Special advantages granted to the experts examining the Common Cross-Border Merger Plan, the members of the boards of directors of the Companies or their statutory auditors	17

3.2.6	Rights conferred by DutchCo to holders of Absorbed Companies’ shares to which special rights are attached and holders of securities other than Absorbed Companies’ shares, or measures proposed concerning them	17

3.2.7	Date of legal and accounting effects	19

3.2.8	Date from which the DutchCo Ordinary Shares entitle their holders to participate in DutchCo’s profits	20

3.2.9	Eventual impact of the Merger on employment, on gender distribution in the Companies’ management bodies and on corporate social responsibility	20

3.2.10	Merger balance sheets and information on the valuation of the assets and liabilities of the Absorbed Companies	21

3.3	Analysis of additional legal aspects of the Common Cross-Border Merger Plan	22

3.3.1	Listing of DutchCo Ordinary Shares	22

3.3.2	Special Voting Shares	22

3.3.3	Withdrawal right	24

3.3.4	Opposition right	27

3.3.5	Tax implications	28

3.3.6	Dutch corporate regulations and articles of association of MFE	37

3.3.7	Other legal aspects of the Common Cross-Border Merger Plan	40

3.4	Main corporate and capital market milestones of the Transaction in Spain	42

3.4.1	Approval of the Common Cross-Border Merger Plan, the Segregation Plan and related documents by the boards of directors	42

3.4.2	Approval of the Merger and the Segregation by the general shareholders’ meetings	43

3.4.3	Exercise of withdrawal and opposition rights	45

3.4.4	Effectiveness of the Segregation	45

3.4.5	Effectiveness of the Merger	45

4.	ECONOMIC ASPECTS OF THE MERGER	46

4.1	Merger Balance Sheets and financial statements	46

4.2	Consolidated pro-forma financial data of Mediaset group	46

4.3	Accounting treatment applicable to the Transaction	46

4.4	Justification of the Exchange Ratios	47

4.4.1	Introduction	47

4.4.2	Documentation used for purposes of the valuation of Mediaset and Mediaset España	48

4.4.3	Methodologies used for the valuation of Mediaset and Mediaset España	48

4.4.4	Difficulties and limits faced in evaluating the Exchange Ratios	52

4.4.5	Fairness opinions	54

5.	ADDITIONAL TRANSACTION FEATURES: REMUNERATION TO SHAREHOLDERS	55

SCHEDULE 1 FURTHER INFORMATION ON THE SPECIAL VOTING SHARES		56

SCHEDULE 2 CONSOLIDATED PRO-FORMA FINANCIAL DATA OF THE MEDIASET GROUP		61

SCHEDULE 3 FAIRNESS OPINION OF JPM		66

1.             INTRODUCTION

1.1          General overview

On the date hereof the boards of directors of the Italian company Mediaset S.p.A. (“Mediaset”), its Spanish 51.63%-owned(1) direct subsidiary Mediaset España Comunicación, S.A.(2) (“Mediaset España”) and its Dutch wholly-owned direct subsidiary Mediaset Investment N.V. (“DutchCo”) have approved a tripartite common cross-border merger plan relating to the envisaged cross-border merger of Mediaset and Mediaset España with and into DutchCo (the “Common Cross-Border Merger Plan”). By virtue of the tripartite cross-border merger described in the Common Cross-Border Merger Plan, Mediaset and Mediaset España will cease to exist as standalone entities and DutchCo —as surviving company and new parent company of the Group (as defined in Section 1.2 below)— will acquire all assets and assume all liabilities and other legal relationships of Mediaset and Mediaset España (the “Merger”). DutchCo will be renamed MFE - MEDIAFOREUROPE N.V. upon effectiveness of the Merger (“MFE or MEDIAFOREUROPE”).

The Merger is part of a single and broader transaction (the “Transaction”) which also envisages the following reorganizations, aimed at maintaining the operations and business activities of Mediaset and Mediaset España, respectively, in Italy and Spain, to be completed prior to the effectiveness of the Merger:

(i)                                     the incorporation of an Italian wholly-owned direct subsidiary of Mediaset (“NewCo Italia”);

(ii)                                  the transfer by Mediaset to NewCo Italia of substantially all of its business and certain shareholdings (the “Mediaset Reorganization”); and

(iii)                               the segregation (segregación) by Mediaset España of all its assets and liabilities, including its shareholdings in other companies, to Grupo Audiovisual Mediaset España Comunicación, S.A. (“GA Mediaset”), a Spanish wholly-owned direct subsidiary of Mediaset España, in exchange for the allotment of all the new shares in GA Mediaset that will be issued on the occasion of its share capital increase triggered by the segregation (the “Segregation” and, jointly with the Mediaset Reorganization, the “Preliminary Reorganizations”).

Therefore, before completion of the Merger, Mediaset and Mediaset España will have no activities of their own (save for certain financial activities that will remain in Mediaset and will be transferred to MFE upon effectiveness of the Merger). Therefore, upon effectiveness of the Merger, MFE will be a holding company.

As a consequence of the Merger, the Mediaset and Mediaset España shares will be extinguished on the Merger Effective Date (as defined in Section 3.1.1 below), and they will thus no longer be respectively listed on the main equity market of the Italian stock exchange (the “Mercato

(1) Mediaset’s current shareholding in Mediaset España represents 53.98% of the voting rights, taking into account the treasury shares currently held by Mediaset España.

(2) As far as Mediaset España is concerned, the proprietary and executive directors have abstained from participating in the discussions and voting related to the Transaction (and, thus, have not approved and signed the Common Cross-Border Merger Plan), as further explained in Section 3.3.7(A).

Telematico Azionario”) and on the Spanish stock exchanges of Barcelona, Bilbao, Madrid and Valencia (the “Spanish Stock Exchanges”). Instead, following completion of the Merger the DutchCo Ordinary Shares (as defined in Section 3.2.4(B) below) will be admitted to listing and trading on the Mercato Telematico Azionario and will be admitted to listing on the Spanish Stock Exchanges for their trading through the Spanish automated quotation system (Sistema de Interconexión Bursátil Español —the “SIBE”).

The Merger will be submitted for approval to Mediaset shareholders, to Mediaset España shareholders and to DutchCo’s sole shareholder (i.e. Mediaset) respectively at the Mediaset Extraordinary Meeting (as defined in Section 3.1.3 (ii)), at the Mediaset España General Meeting (as defined in Section 3.1.3 (iii)) and at the DutchCo general shareholders’ meeting.

1.2          Group structure before and after the Transaction

The current structure of the Mediaset group (the “Group”) is represented below:

The structure of the Group after completion of the Preliminary Reorganizations, but prior to the completion of the Merger, is represented below:

Finally, the structure of the Group after completion of the Merger is represented below:

1.3          Regulatory framework of this Report

In view of the cross-border nature of the Merger, the Common Cross-Border Merger Plan has been prepared and approved in accordance with the European Directive (EU) 2017/1132 of the European Parliament and of the Council of 14 June 2017 relating to certain aspects of company law (the “Directive”) and with applicable provisions of Italian, Spanish and Dutch law. In particular, as regards Spanish law, the Common Cross-Border Merger Plan has been prepared in accordance with title II of Law 3/2009 of 3 April 2009 on structural modifications to business companies (the “LME”). Likewise, the Segregation Plan has been prepared in accordance with title III of the LME.

This report (the “Report”), which has been drafted for the purposes foreseen in article 95 of the Directive and article 33 of the LME, is aimed at explaining in detail the terms of the Common Cross-Border Merger Plan —particularly the share exchange ratios— and setting out the most relevant legal and economic aspects for purposes of the Merger and the Transaction in general.

Mediaset, Mediaset España and DutchCo shall be jointly referred to as the “Companies” or the “Merging Companies”. Further, in the context of this Report, Mediaset and Mediaset España shall hereinafter be jointly referred to as the “Absorbed Companies”, and each of them, separately, as an “Absorbed Company”, whereas DutchCo may also be referred to as the “Absorbing Company”. In the context of the Segregation, Mediaset España may hereinafter be referred to as the “Segregating Company”, while GA Mediaset is also referred to as the “Recipient Company”.

2.             PURPOSE OF THE TRANSACTION

As set out in the Common Cross-Border Merger Plan, below is a summary of the strategic rationale that has led the boards of directors of the Companies to promote the Transaction (and, especially, the Merger).

From a strategic, operational and industrial perspective, the Transaction is aimed at creating a pan-European media and entertainment group, with a leading position in its local markets and greater scale to compete and potential to expand further in specific countries across Europe. Combined sustainable capital structure and strong cash flow generation profile provide MFE with the required firepower to play a pivotal role in the context of a possible future consolidation scenario in the European video media industry.

The creation of a new holding company in the Netherlands represents the perfect and neutral ground for such an ambitious project (as proven by other companies that have adopted the same structure) and constitutes an important step in the development of a fully integrated media powerhouse, which would become a leader in linear and non-linear entertainment, leveraging tech and data to compete on an equal footing in the evolving media space.

In the context of the current constantly developing competitive landscape, internationalization, economies of scale and ability to offer tech enabled products and quality content are becoming the key critical factors in the profitable execution of modern media company strategies.

On 29 May 2019, Mediaset announced the acquisition of a 9.6% stake in the German broadcaster ProSiebenSat.1 Media, corresponding to up to 9.9% of the voting rights, excluding treasury shares. Mediaset and Mediaset España have been developing a strong relationship with ProSiebenSat.1 in the European Media Alliance (EMA) in the last five years. The goal of this alliance is to develop economies of scale which are crucial for the future of European TV.

In particular, Mediaset and Mediaset España boards of directors believe that this first step enables the following strategic and operational benefits, which can only be unlocked efficiently through a combined entity that is run by a single management team with a clear definition of its strategic priorities and value levers:

(i)                                     Scale to compete. Integrated and diversified media company with access to a combined audience of 107 million viewers to better compete with global players. Economies of scale will be generated in key crucial areas such as: (i) audience/reach, (ii) content creation and distribution, (iii) audience data, (iv) AdTech platforms, (v) OTT (AVOD) platforms, and (vi) talent acquisition and attraction.

(ii)                                  New business opportunities. Scale and international footprint will create opportunities that cannot be seized today due to the local focus and dimension, and will ample resources to invest in core business areas, such as creation of a production content house, data collection, addressable TV, digital audio, DOOH, mobile proximity.

(iii)                               Stronger proprietary channel and content portfolio. MFE will have the best content and viewing experience across all platforms (linear and non-linear). It will offer engaging content for viewers thanks to stronger in-house production resources and increased ability to supply content to 3rd parties.

(iv)                              Leaner and more efficient organization. Pan-European consolidation requires a re- engineering of the operational and organization model that will allow cost efficiencies and savings, mainly driven by technological developments. Agile decision making with a leaner organization to adapt to a changing business environment and capture combined growth opportunities.

(v)                                 “Driving the change”. Scale coupled with a pan-European footprint will benefit all stakeholders by increasing bargaining power with suppliers and establishing a first- mover advantage in a consolidating media landscape.

Mediaset and Mediaset España have gone through a very detailed exercise aimed at identifying specific levers out of six buckets (content, broadcasting & digital, IT/tech, procurement, G&A expenses, sales house), where a different size and operational model can generate significant cost efficiencies, savings and opportunities. In this respect, the boards of directors of both Absorbed Companies believe that the Transaction would create cost efficiencies and savings of about Euro 100-110 million (before taxes) in the next 4 years (from 2020 to 2023), representing approximately Euro 800 million on a net present value basis.

3.                                      LEGAL ASPECTS OF THE MERGER

3.1                               Legal structure

3.1.1                     The Merger

As already briefly pointed out in Section 1 of this Report, the integration of Mediaset and Mediaset España with and into DutchCo will be carried out by means of a tripartite cross-border merger —the Merger— within the meaning of the provisions of the Directive, which regulations on cross-border mergers of limited liability companies are in force (i) for Italian law purposes under Italian Legislative Decree No. 108 of 30 May 2008 (the “Legislative Decree 108”),

(ii) for Spanish law purposes under title II of the LME, and (iii) for Dutch law purposes under title 2.7 of the Dutch Civil Code (the “DCC”). From all these applicable regulations it follows that the effectiveness of the Merger shall be specifically governed by section 2:318 of the DCC.

Based on the above, and subject to the satisfaction or waiver (as the case may be) of the conditions precedent referred to in Section 3.1.2 below, and to the completion of the pre-Merger formalities referred to in Section 3.1.3 below, the Merger will become effective at 00.00 a.m. CET (Central European Time) on the day following the day on which the deed of merger (the “Merger Deed”) is duly executed before a civil law notary officiating in the Netherlands (the “Merger Effective Date”). The Dutch Commercial Register (Kamer von Koophandel) will subsequently inform the Companies’ Register of Milan (Registro delle Imprese di Milano) and the Commercial Register of Madrid (Registro Mercantil de Madrid) about the Merger Effective Date.

On the Merger Effective Date (and pursuant to articles 22 et seq. of the LME as far as Mediaset España is concerned), Mediaset and Mediaset España will cease to exist and all their assets and liabilities and other legal relationships will be transferred to DutchCo. Simultaneously, in exchange thereof, the shareholders of Mediaset and Mediaset España will receive DutchCo Ordinary Shares in the terms indicated in the Common Cross-Border Merger Plan and also set out below (see Sections 3.2.3 and 3.2.4).

Also upon effectiveness of the Merger, all of Mediaset España’s assets and liabilities transferred to DutchCo —namely the GA Mediaset shares— will be allocated to a branch of DutchCo located in Spain and registered with the Commercial Register of Madrid (the “Spanish Branch”). The Spanish Branch is required in order to apply the tax neutrality regime foreseen under Spanish law to the Merger.

3.1.2       Conditions precedent to the Merger

The completion of the Merger by means of executing the Merger Deed is subject to the satisfaction (or waiver, as the case may be) of certain conditions precedent (among them, the completion of the Preliminary Reorganizations). Such conditions precedent, which are laid down in Section 17.1 of the Common Cross-Border Merger Plan, are further explained below:

(A)          The Preliminary Reorganizations

In the context of the Transaction, and as a non-waivable condition precedent to the Merger, the Preliminary Reorganizations will have to be completed. The Preliminary Reorganizations will be completed prior to the execution of the Merger Deed(3) and will, thus, not be conditional upon completion of the Merger.

The Preliminary Reorganizations will not have any impact on the Exchange Ratios (as defined in Section 3.2.3 below).

(3) It is expected that the Segregation will be completed only a few days before the Merger Effective Date, immediately before settlement of the redemption price to Mediaset España Withdrawing Shareholders (as defined in Section 3.3.3(B)) takes place. Refer to Section 3.3.3(B)(v).

(i)            The Segregation

Mediaset España and GA Mediaset will carry out the Segregation in accordance with articles 71 et seq. of the LME, as a non-waivable condition precedent to the Merger. By virtue of the Segregation, Mediaset España will segregate all its assets —including its shareholdings in other companies— and liabilities and other legal relationships to GA Mediaset, and will receive in exchange thereof the GA Mediaset shares to be issued on the occasion of the corresponding share capital increase in GA Mediaset. Hence, upon completion of the Segregation, Mediaset España will own 100% of the newly issued shares of GA Mediaset (and will thus stay as its sole shareholder), whereas GA Mediaset will have acquired all assets and assumed all liabilities and other legal relationships of Mediaset España. The Segregation will become effective upon its registration with the Commercial Register of Madrid pursuant to article 46 of the LME.

The segregation plan relating to the Segregation (the “Segregation Plan”) has been approved on this same date by the boards of directors of Mediaset España and GA Mediaset. As is apparent from the Segregation Plan, completion of the Segregation is in turn conditional upon the obtaining of the authorization of the Spanish State Secretariat for the Digital Advance (Secretaría de Estado para el Avance Digital —the “SEAD”), which is currently part of the Ministry of Economy and Business Affairs (Ministerio de Economía y Empresa), with regard to the transfer of the audiovisual media licenses held by Mediaset España to GA Mediaset within the framework of the Segregation.

The “subsidiarization” of all the Mediaset España assets and liabilities through the Segregation is aimed at allowing GA Mediaset to continue operating its Spanish business once the Transaction is completed, without prejudice to any potential efficiencies and savings that may be achieved within the framework of the Transaction as laid down in Section 2 above. This corporate autonomy is desirable for the following reasons:

•                                               It provides the ability to leverage local expertise and sales know-how of the Spanish market, regulatory framework and customer/supplier relationships, amongst others.

•                                               It enables agile, local decision making to quickly respond to evolving market conditions and seize new business opportunities.

(ii)           The Mediaset Reorganization

Similarly to the Segregation, by means of the Mediaset Reorganization —the completion of which is also a non-waivable condition precedent to the Merger— Mediaset will transfer, by means of a contribution in-kind regulated by the Italian civil code, substantially all its business and certain shareholdings (excluding its shareholdings in ProsiebenSat 1 Media SE, EI Towers, S.p.A, Mediaset España and DutchCo) to NewCo Italia.

(B)          Other conditions precedent

In addition to the above, as set out in Section 17 of the Common Cross-Border Merger Plan, the completion of the Merger is subject to the satisfaction of the following conditions precedent, without prejudice to the fact that Mediaset and Mediaset España may jointly waive the conditions set out in items (iii) and (iv) below:

(i)                                     The DutchCo Ordinary Shares, which are to be issued and allotted to Mediaset and Mediaset España shareholders upon effectiveness of the Merger, shall have been admitted to listing on the Mercato Telematico Azionario and the decision to admit to trading shall have been released. The admission will be conditional upon the obtaining of the necessary authorizations by the Dutch supervisory authority (Autoriteit Financële Markten —the “AFM”) and/or other competent authorities.

(ii)                                  No governmental entity of a competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order which prohibits the consummation of the Transaction or makes it void or extremely burdensome.

(iii)                               The amount of cash, if any, to be paid by Mediaset and Mediaset España to (a) Mediaset and Mediaset España shareholders exercising their withdrawal right in relation to the Merger according to applicable law, and/or to (b) creditors of Mediaset and of Mediaset España exercising their right of opposition to the Merger according to applicable law (or alternatively, to financial entities for purposes of sufficiently guaranteeing the credits of such creditors of Mediaset and Mediaset España) (the “Amount of Withdrawal Rights and Oppositions”), shall not exceed in the aggregate the amount of Euro 180 million. For the sake of clarity, the Amount of Withdrawal Rights and Oppositions will be calculated net of the amount of cash payable by Mediaset shareholders or third parties for the purchase of Mediaset, pursuant to Article 2437-quater of the Italian civil code, and of the amount of cash payable (or paid) by third parties pursuant to any purchases or commitments to purchase. the withdrawn Mediaset and/or Mediaset España shares. Further detail on withdrawal and opposition rights is provided in Sections 3.3.3 and  3.3.4 below.

(iv)                              There shall not have been nor occurred at any time before the date of execution of the Merger Deed, at a national or international level, (a) any extraordinary event or circumstance involving changes in the legal, political, economic, financial, currency exchange or in the capital markets conditions or any escalation or worsening of any of the same or (b) any events or circumstances that, individually or taken together, have had, or are reasonably likely to have, a material adverse effect on the legal situation, on the business, results of operations or on the asset, economic or financial conditions (whether actual or prospective) of Mediaset and/or of Mediaset España and/or the market value of the Mediaset and/or Mediaset España shares and/or that could otherwise materially and negatively affect the Transaction (“MAC Clause”)

3.1.3       Pre-Merger formalities

In addition to the satisfaction (or waiver, as the case may be) of the conditions precedent set out in Section 3.1.2 above, Section 17 of the Common Cross-Border Merger Plan also foresees that the following formalities shall be carried out prior to the Merger Effective Date:

(i)                                A declaration shall have been issued by the local district court in Amsterdam (the Netherlands), and received by DutchCo, stating that no creditor has opposed to the Merger pursuant to section 2:316 of the DCC, or in case of the opposition pursuant to section 2:316 of the DCC, such declaration shall have been received within one month after the withdrawal or the discharge of the opposition has become enforceable.

(ii)                                  The 60-day period following the date upon which the resolution of the Mediaset extraordinary shareholders meeting approving the Merger (the “Mediaset Extraordinary Meeting”) has been registered with the Companies’ Register of Milan shall have expired and no creditor of Mediaset —whose claims precede the registration of the Common Cross-Border Merger Plan— shall have opposed the Merger pursuant to article 2503 of the Italian civil code or, should the Merger be opposed, (a) such opposition shall have been waived, settled or rejected, and/or (b) Mediaset shall have deposited the necessary amounts to satisfy its opposing creditors with a bank, and/or (c) the competent Court —provided that the risk of prejudice to creditors is deemed ungrounded or adequate guarantees have been given by Mediaset in order to satisfy its creditors— shall have nonetheless authorized the Merger despite the opposition, pursuant to article 2503 of the Italian civil code in conjunction with article 2445 of the Italian civil code.

(iii)                               The one-month period following the publication of the resolution of the Mediaset España shareholders meeting approving the Merger (the “Mediaset España General Meeting”) shall have expired and no creditor of Mediaset España —whose unsecured credits have arisen before the publication of the Common Cross-Border Merger Plan on the Mediaset España website and are not due and payable before such date— shall have opposed the Merger in accordance with article 44 of the LME or, should the Merger be opposed (a) such opposition shall have been waived, settled or rejected, and/or (b) Mediaset España shall have (directly or through a credit institution) sufficiently secured such credits.

(iv)                              All other pre-merger formalities shall have been completed, including the delivery by (a) the Italian public notary selected by Mediaset and (b) the Commercial Register of Madrid to the Dutch civil law notary of the respective certificates conclusively attesting to the proper completion of the pre-merger acts and formalities within the meaning of article 127 of the Directive, by Mediaset and Mediaset España, respectively.

In the context of the pre-Merger formalities, it shall be further noted that, as referred to in the Common Cross-Border Merger Plan, and pursuant to article 96 of the Directive (and article 34 of the LME as far as Mediaset España is concerned), the Merging Companies have agreed to appoint each (or to request each the appointment of) a different independent expert that issues the compulsory expert report on the Common Cross-Border Merger Plan and, particularly, on the fairness of the Exchange Ratios (as defined in Section 3.2.3 below). With regard to these reports, it is worth mentioning that, in accordance with applicable regulations in each case:

•                                               PricewaterhouseCoopers S.p.A. (“PwC”), the expert appointed by the Tribunal of Milan at the request of appointment filed by Mediaset, will deliver its report with respect to the fairness of the Exchange Ratios to Mediaset presumably in the coming days, and shall have delivered it in any event before the publication of the calling notice for the Mediaset España General Meeting.

•                                               Grant Thornton, S.L.P. (“Grant Thornton”), the expert appointed by the Commercial Register of Madrid at the request of appointment filed by Mediaset España, will deliver its report on the Common Cross-Border Merger Plan (including on the fairness of the Exchange Ratio II) as referred to article 34 LME to Mediaset España on this same date.

•                                          DutchCo’s appointed expert, Deloitte Accountants B.V. (“Deloitte”), will deliver its reports with respect to the fairness of the Exchange Ratios and a so called “inbrengverklaring” to DutchCo presumably in the coming days, and shall have delivered it in any event, before the publication of the calling notice for the Mediaset España General Meeting.

3.2                               Analysis of the mandatory legal aspects of the Common Cross-Border Merger Plan in Spain

3.2.1       Identification of the Merging Companies

In accordance with the provisions of article 91.2.a) of the Directive and article 31 (1) of the LME, Section 1 of the Common Cross-Border Merger Plan sets out which are the Merging Companies by indicating their respective corporate names, legal forms, official seats, share capitals, registration details and tax identification numbers.

In the case of DutchCo, also the tax domicile and principal office are indicated because they differ from the company’s corporate domicile, and reference is made to the corporate name change that will take place on the Merger Effective Date. Thus, upon effectiveness of the Merger, DutchCo will be renamed “MFE - MEDIAFOREUROPE N.V.”. MFE — as surviving company — will maintain its current legal form and official seat and will therefore continue to be subject to the laws of the Netherlands, maintaining its tax residence in Italy.

Further, it is confirmed that no DutchCo shares are pledged or encumbered with a right of usufruct.

It is also worth mentioning that GA Mediaset (the recipient company of the Segregation) has its tax domicile, principal office and registered address in Spain.

Mediaset and DutchCo are related parties because DutchCo is a wholly-owned subsidiary of Mediaset. Mediaset and Mediaset España are related parties because Mediaset España is a direct subsidiary of Mediaset. Mediaset España and DutchCo are related parties because DutchCo is a wholly-owned subsidiary of Mediaset España’s parent company, Mediaset, and will become the parent company of the successor of Mediaset España pursuant to the Segregation following completion of the Merger.

3.2.2       Articles of association of DutchCo

In order to meet the requirement of article 31 (8) of the LME, Section 2 of the Common Cross- Border Merger Plan refers to DutchCo’s articles of association both as currently drafted (established by the deed of incorporation of DutchCo executed on 20 December 2017 and subsequently amended through a deed executed on 4 October 2018) and as proposed for when the Merger becomes effective. The current version of those articles of association is attached as Schedule 1 to the Common Cross-Border Merger Plan.

In order for MFE to have sufficient available reserves, according to DutchCo’s latest financial statements, to carry out a buy-back program after the Merger Effective Date (as further described in Section 5.3), the current articles of association of DutchCo (in particular, article 17.1) will be amended before 30 June 2019 in order to allow DutchCo’s current financial year to end on 30 June 2019, with the provision that, before 30 September 2019, the articles of association of DutchCo will be amended again to provide for DutchCo’s financial year to coincide with the calendar year and, thus, end on 31 December 2019. Schedule 1 to the Common Cross-Border Merger Plan also contains the proposed wording of the aforementioned interim version of article 17.1 of the articles of association of DutchCo.

Moreover, the articles of association of DutchCo will be further amended and restated at the Merger Effective Date in accordance with the proposed version of the articles of association attached to the Common Cross-Border Merger Plan as Schedule 2. Such articles of association are aligned with Dutch law, the Dutch corporate governance code for listed companies and corporate practice in the Netherlands, as stated in Section 3.3.6.

It is expected that, prior to the Merger Effective Date, the board of directors of DutchCo will be authorised by the shareholders’ meeting to make share capital increases, on one or more occasions, with the exclusion or the limitation of pre-emptive right, and also to issue convertible bonds. These operations can be carried out for any purpose, including that of promoting the development of a more liquid market for the DutchCo Ordinary Shares on the Mercato Telematico Azionario and on the Spanish Stock Exchanges immediately after the Merger.

3.2.3       Exchange Ratios

On the basis of the assumption that in accordance with Exchange Ratio I (as defined below), Mediaset shareholders will receive one (1) DutchCo Ordinary Share for each Mediaset share owned, the board of directors analysed, in the context of the Merger, the relative valuation of Mediaset and Mediaset España aimed at determining the Exchange Ratio II between the Mediaset España shares and DutchCo Ordinary Shares or, equivalently (given the Exchange Ratio I), between Mediaset España shares and the Mediaset shares.

Pursuant to article 91 .2.b) of the Directive and article 31 (2) of the LME, Section 3 of the Common Cross-Border Merger Plan indicates the share exchange ratios of the Merger, which determine the exchange equations between Mediaset shares and DutchCo Ordinary Shares, on the one hand, and between Mediaset España shares and DutchCo Ordinary Shares, on the other hand (the “Exchange Ratios”). The Exchange Ratios have been established in accordance with Article 25.1 of the LME, and calculated as explained in Section 4.4 below.

As mentioned, due to the tripartite structure of the Merger two Exchange Ratios have been calculated, namely:

•                                               “Exchange Ratio I”: one (1) DutchCo Ordinary Share (with a nominal value of Euro 0.01) for each share held in Mediaset (with a nominal value of Euro 0.52).

•                                               “Exchange Ratio II”: 2.33 DutchCo Ordinary Shares (with a nominal value of Euro 0.01 each) for each share held in Mediaset España (with a nominal value of Euro 0.50).

No fractional DutchCo Ordinary Shares shall be allotted to any holders of shares of Mediaset España. Refer to Section 3.2.4(D) for further information with regard to the management of Mediaset España shares representing fractional entitlements to DutchCo Ordinary Shares.

Without prejudice to the withdrawal rights as described in Section 3.3.3, no consideration in addition to the DutchCo Ordinary Shares delivered in application of the Exchange Ratios, either in cash or otherwise, will be paid by DutchCo, Mediaset or Mediaset España to the Mediaset and Mediaset España shareholders in connection with the Merger.

3.2.4       Exchange mechanism

As regards the terms relating to the allotment of DutchCo Ordinary Shares to the Absorbed Companies’ shareholders (cf. article 91 .2.c) of the Directive and article 31 (2) of the LME), Sections 3 and 4 of the Common Cross-Border Merger Plan put the following exchange procedure in place:

(A)          Mediaset and Mediaset España shares to be exchanged

The shares to be exchanged pursuant to the Merger by operation of law, under either Exchange Ratio I or Exchange Ratio II, as applicable, are all the issued and outstanding shares of the Absorbed Companies on the date on which the Merger Deed is executed, except as specifically provided below in items (iv) and (v). In particular:

(i)                                     Mediaset shares: each Mediaset shareholder, including the depositary bank under the Mediaset American Depositary Receipts (“ADRs”) program, shall be granted 1 (one) DutchCo Ordinary Share for each share held in Mediaset as per Exchange Ratio I;

(ii)                                  Mediaset ADRs: the holders of the corresponding ADRs representing Mediaset shares will be granted such number of ADRs representing DutchCo Ordinary Shares as per Exchange Ratio I.

(iii)                               Mediaset España shares: each Mediaset España shareholder shall be granted 2.33 DutchCo Ordinary Shares for each share held in Mediaset España as per Exchange Ratio II.

(iv)                              Notwithstanding the foregoing, any treasury shares held by Mediaset and Mediaset España as at the Merger Effective Date will not be exchanged and will be cancelled pursuant to the relevant provisions of Italian law and article 26 of the LME, respectively, as well as in accordance with Dutch law.

(v)                                 Likewise, any shares in either of the Absorbed Companies held by the other Absorbed Company will not be exchanged, but will be cancelled instead on the Merger Effective Date pursuant to the relevant provisions of Italian law and article 26 of the LME, respectively, as well as in accordance with Dutch law.

For clarification purposes, Mediaset España neither holds any Mediaset shares on the date hereof nor is expected to hold any Mediaset shares at any time before the Merger Effective Date, so that paragraph (v) above will in all likelihood only apply with regard to the Mediaset España shares which are held by Mediaset on the date on which the Merger Deed is executed.

(B)          DutchCo shares to serve the exchange

On the Merger Effective Date DutchCo will issue such amount of ordinary shares, with a nominal value of Euro 0.01 each, as necessary to serve the share exchange (the ordinary shares so issued are referred to as the “DutchCo Ordinary Shares”).

Based upon the Exchange Ratios, as indicated above, if the participation of Mediaset in Mediaset España remained unaltered, and provided that the number of treasury shares held at the date of the Common Cross-Border Merger Plan by Mediaset (No. 44,071,568) and by Mediaset España (No. 14,269,073) was maintained on the Merger Effective Date and therefore such shares were cancelled upon effectiveness of the Merger, DutchCo would issue No. 1,472,925,998 DutchCo Ordinary Shares, with a nominal value of Euro 0.01 per share, resulting in a total nominal value of Euro 14,729,259.98.

The exact amount of the share capital increase will depend on (i) the treasury shares of Mediaset and Mediaset España held at the Merger Effective Date and (ii) the shareholding of either of the Absorbed Companies in the other Absorbed Company, at the Merger Effective Date.

(C)          DutchCo treasury shares

The 90,000 DutchCo shares, with a nominal value of Euro 1.00 each, currently held by Mediaset, and any additional DutchCo shares issued to or otherwise acquired by Mediaset after the date of the Common Cross-Border Merger Plan that are held by Mediaset at the Merger Effective Date, in part will be cancelled, in accordance with section 2:325, paragraph 3, of the DCC, and in part will be split (and will have a nominal value of Euro 0.01 each) and will become DutchCo Ordinary Shares held as treasury shares.

According to Dutch law, the current articles of association of DutchCo and the proposed version of the articles of association of MFE (attached to the Common Cross-Border Merger Plan as Schedule 1 and Schedule 2, respectively), during the time that shares in DutchCo are held by DutchCo itself, these shares shall not be entitled to any distribution or voting rights. DutchCo treasury shares may be allocated to serve (i) the incentive plans indicated in Section 3.2.6 below and Section 8.1 of the Common Cross-Border Merger Plan, (ii) trading and hedging operations, or (iii) the exchange ratio in relation to the merger of Videotime S.p.A. —an Italian joint stock company (società per azioni) 99.2% owned by Mediaset (“Videotime”)— in Mediaset (effective as of 1 March 2018), or (iv) may be offered and allocated for trading on the market after the Merger in accordance with applicable laws and regulations or used for any other corporate purpose in compliance with the applicable laws and regulations.

On 1 March 2018 the merger by absorption of Videotime in Mediaset (the “Videotime Merger”) became effective. As a result of the Videotime Merger, Videotime shareholders (other than Mediaset) have become entitled to receive 0.294 Mediaset shares for each Videotime share held (the “Videotime Exchange Ratio”).

Several former shareholders of Videotime have not yet requested and, thus, received Mediaset shares pursuant to the Videotime Exchange Ratio; therefore, at the Merger Effective Date, DutchCo will have to hold the necessary amount of treasury shares to serve such shareholders. It is envisaged that MFE will have to hold at least No. 113,174 treasury shares to service former shareholders of Videotime.

In light of the foregoing, MFE is currently expected to hold, as at the Merger Effective Date, No. 5,000,000 treasury shares.

(D)          Fractional entitlements to DutchCo Ordinary Shares

In view of Exchange Ratio II, fractional entitlements to DutchCo Ordinary Shares will arise on the Merger Effective Date among those Mediaset España shareholders who hold, on such date, a number of shares in Mediaset España such as to enable them to receive a non-whole number of DutchCo Ordinary Shares. In that event:

(i)                                     No fractional DutchCo Ordinary Shares shall be allotted to any holders of shares of Mediaset España. Those shareholders who hold a number of Mediaset España shares such as to enable them to receive, in accordance with the Exchange Ratio II, a non- whole number of DutchCo Ordinary Shares, shall receive such whole number of DutchCo Ordinary Shares which is immediately below said non-whole number.

(ii)                                  Mediaset España shares (or any fractions thereof) in excess of those required, pursuant to Exchange Ratio II, to receive a whole number of DutchCo Ordinary Shares (i.e. Mediaset España shares or any fractions thereof representing fractional entitlements to DutchCo Ordinary Shares) shall be transferred on behalf of the Mediaset España shareholders, through their depositaries, to Banco Santander, S.A., that has been appointed by Mediaset España as agent for these purposes (the “Fractions Agent”).

(iii)                               The Fractions Agent, acting at its own risk and for its own account, shall pay in cash to these shareholders, in consideration for each of the Mediaset España shares (or any fractions thereof) so transferred, their market value.

(iv)                              The Fractions Agent will, in turn, exchange the Mediaset España shares (and any fractions thereof) arising from the aggregation of such fractions so purchased and exchange them, in its own name and on its own behalf, for the relevant whole number of DutchCo Ordinary Shares resulting from the Exchange Ratio II, with any remainder fractional entitlements to DutchCo Ordinary Shares corresponding to the Mediaset España shares (or fractions thereof) held by the Fractions Agent being disregarded.

(E)           Exchange procedure

The procedure for the exchange of Mediaset and Mediaset España shares for DutchCo Ordinary Shares will be as follows:

(i)                                     The exchange of Mediaset and Mediaset España shares for DutchCo Ordinary Shares will take place upon the Merger being completed, when the Absorbed Companies’ shares shall have been cancelled by operation of law and, provided they were neither treasury shares nor shares held by the other Absorbed Company, will thereafter represent only the right to receive such number of DutchCo Ordinary Shares as results from the applicable Exchange Ratio (plus the proceeds from the fractions payable by the Fractions Agent, where applicable).

(ii)                                  The DutchCo Ordinary Shares to be allotted upon completion of the Merger will be issued in dematerialized form with effect as of the Merger Effective Date and will be delivered to the beneficiaries through the applicable centralized clearing systems organized by Monte Titoli, S.p.A. and Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (“Iberclear”) and the relevant depositaries with which the shares of Mediaset and Mediaset España are held or deposited.

(iii)                               The ADRs representing DutchCo Ordinary Shares to be allotted upon completion of the Merger to the Mediaset ADRs holders will be issued in dematerialized form by the depositaries with effect as of the Merger Effective Date and delivered to the beneficiaries.

(iv)                              DutchCo will bear all costs in relation to the exchange of Mediaset and Mediaset España shares for DutchCo Ordinary Shares other than any costs charged to the holders of shares of Mediaset and Mediaset España by their respective custodians.

Further information on the procedure for allocation of the DutchCo Ordinary Shares shall be communicated by Mediaset in a press release to be published on the website of Mediaset (www.mediaset.it), and by Mediaset España in a notice published on the website of Mediaset España (www.telecinco.es).

Please refer to Section 3.3.2 in connection with the allotment of Special Voting Shares (as defined below) to Mediaset and Mediaset España shareholders.

3.2.5                     Special advantages granted to the experts examining the Common Cross-Border Merger Plan, the members of the boards of directors of the Companies or their statutory auditors

In accordance with article 91.1.g) of the Directive and article 31 (5) of the LME, Section 6 of the Common Cross-Border Merger Plan clarifies that no special advantages shall be granted or have been established for the benefit of (i) the members of any of the boards of directors or of the management of the Merging Companies; (ii) the experts appointed by or at the request of the Merging Companies for purposes of drafting the mandatory expert’s reports; (iii) the statutory auditors or the members of supervisory or control bodies of the Merging Companies; or (iv) any other person on the occasion of the Merger.

As regards item (ii), the independent experts will exclusively receive adequate remuneration for the services actually rendered.

3.2.6                     Rights conferred by DutchCo to holders of Absorbed Companies’ shares to which special rights are attached and holders of securities other than Absorbed Companies’ shares, or measures proposed concerning them

For the purposes of article 91.1.f) of the Directive and article 31 (4) of the LME, the boards of directors of the Companies describe in Section 8 of the Common Cross-Border Merger Plan the measures agreed in connection with the 2015-2017 and the 2018-2020 medium-long term incentive plans adopted by Mediaset, as well as in connection with the 2017-2019, the 2018- 2010 and the 2019-2021 long term incentive plans adopted by Mediaset España, all as currently in force.

(A)          Mediaset— impacts of the incentive plans

Mediaset has adopted (i) the 2015-2017 medium-long term incentive plan (the “2015-2017 Plan”) and (ii) the 2018-2020 medium-long term incentive plan (the “2018-2020 Plan”), each of which is divided into three-year cycles, for the benefit of the executives (both of Mediaset and of its subsidiaries) who are in charge of functions that are significant for achieving the Group’s strategic results.

By way of implementation of the second three-year cycle (2016-2017-2018) of the 2015-2017 Plan, the beneficiaries of such plan will receive, during the course of 2019 and before the Merger Effective Date, Mediaset shares pursuant to the terms and conditions set forth under the plan and in the regulation thereof. Such shares will be exchanged for DutchCo Ordinary Shares pursuant to the Exchange Ratio I.

Taking into consideration the effect of the Merger on the implementation of the 2015-2017 Plan and the 2018-2020 Plan, the board of directors of Mediaset, upon release of a favourable opinion by the Remuneration Committee, pursuant to the relevant regulations, resolved to suspend the implementation of the third three-year cycle of the 2015-2017 Plan, and the 2018-2020 Plan.

It is envisaged that the New Board of Directors of DutchCo (as defined in Section 3.3.7(B)  below), upon release of an opinion by its compensation and nominating committee, pursuant to the relevant regulations, (i) with respect to the 2015-2017 Plan (and to third three-year cycle of the same), will make appropriate adjustments in order to maintain substantially unchanged the respective economic content (to the extent possible), according to the rules commonly accepted in the financial markets, and (ii) with respect to the 2018-2020 Plan, will resolve, acting in the best interest of the group, whether to make appropriate adjustments in order to maintain substantially unchanged the respective economic content (to the extent possible) or to cancel the plan, thus determining the procedure for early settlement.

It is envisaged that the New Board of Directors of DutchCo (as defined in Section 3.3.7(B)  below) will adopt the relevant resolutions within the end of the semester following the Merger Effective Date.

The incentive plans adopted by Mediaset will not be transferred to NewCo Italia in the context of the Mediaset Reorganization and therefore will remain in Mediaset and will be transferred to MFE following the Merger.

(B)          Mediaset España— impacts of the incentive plans

Mediaset España has adopted (i) the 2017-2019 long term incentive plan, (ii) the 2018-2020 long-term incentive plan and (iii) the 2019-2021 long term incentive plan (collectively, the “ME Plans”), for the benefit of the executives (both of Mediaset España and of its subsidiaries) who are in charge of functions that are significant for achieving the group’s strategic results.

The board of directors of Mediaset España, upon release of a favourable opinion by the Appointment and Remuneration Committee, has resolved to suspend the implementation of the ME Plans. This resolution, which is expressly contemplated in the regulations applicable to the ME Plans, has been adopted in light of the effects that the Merger could have on the ME Plans.

It is envisaged that the New Board of Directors of DutchCo, acting in the best interest of the group, upon release of an opinion by its compensation and nominating committee, will resolve that:

•                                          the 2017 long term incentive plan will be amended in order to maintain substantially unchanged the respective economic content (to the extent possible), according to the rules commonly accepted in the financial markets.

•                                          the 2018 and 2019 long term incentive plans will be subject to appropriate adjustments in order to maintain substantially unchanged the respective economic contents (to the extent possible) or to implement an early settlement of the plans.

It is envisaged that the New Board of Directors of DutchCo (as defined in Section 3.3.7(B) below) will adopt the relevant resolutions within the end of the semester following the Merger Effective Date.

Other than (i) the beneficiaries of the incentive plans adopted by Mediaset and Mediaset España as set out above, and (ii) former shareholders of Videotime who have not yet requested and, thus, received Mediaset shares following the Videotime Merger, there are no persons who, in any other capacity than as Mediaset or Mediaset España shareholders, have special rights towards Mediaset or Mediaset España such as rights to participate in profit distributions or rights to acquire newly issued shares in the capital of Mediaset or Mediaset España. Therefore no other special rights are due and no compensation shall be paid to anyone at the expense of DutchCo.

For the sake of clarity, the above remains accurate also for purposes of article 31 (3) of the LME, since there are no industry contributions or ancillary obligations in any of the Absorbed Companies on which the Merger could have an impact. Therefore, there will be no compensation to any shareholders for this concept.

Shareholders of Mediaset and Mediaset España who will exercise their withdrawal rights in connection with the Merger will have no rights to dividends which will be potentially distributed after the Merger Effective Date.

3.2.7       Date of legal and accounting effects

Section 7.1 of the Common Cross-Border Merger Plan provides that, subject to the satisfaction or waiver (as the case may be) of the conditions precedent and the completion of the pre-Merger formalities and steps, the Merger will become effective on the Merger Effective Date, i.e. at 00.00 am CET on the day following the day on which the Merger Deed is executed in the Netherlands. Please refer to Section 3.1.1.

Further, in compliance with article 91.1 .e) of the Directive and article 31 (7) of the LME, Section 7.2 of the Common Cross-Border Merger Plan sets out the date from which the operations of the Absorbed Companies shall be treated for accounting purposes as being those of the Absorbing Company. Specifically, it is stated that according to Dutch applicable accounting regulations, the assets and liabilities and other legal relationships of Mediaset and Mediaset España will be reflected in DutchCo’s accounts and other financial reports as of the first day of the financial year in which the Merger Effective Date has occurred, which shall thus be considered the Merger’s date of accounting effects.

According to Italian applicable accounting regulations, the accounting effects of the Merger in Italy as regards Mediaset will be backdated as of the first day of the DutchCo’s financial year in which the Merger Effective Date has occurred.

According to Spanish applicable accounting regulations (Plan General de Contabilidad), the accounting effects of the Merger in Spain as regards Mediaset España will be backdated as of the first day of the DutchCo’s financial year in which the Mediaset España General Meeting has approved the Merger.

Therefore, should the Merger Effective Date occur by the end of 2019, the accounting effects of the Merger in Spain, Italy and The Netherlands would be backdated to 1 July 2019; should the Merger Effective Date occur in 2020 instead, the accounting effects of the Merger in Italy and in the Netherlands would be backdated to 1 January 2020, while the accounting effects of the Merger in Spain would be backdated to 1 July 2019.

3.2.8                     Date from which the DutchCo Ordinary Shares entitle their holders to participate in DutchCo’s profits

As required by article 91.1.d) of the Directive and article 31 (6) of the LME, Section 9 of the Common Cross-Border Merger Plan establishes the date as of which the holders of the new DutchCo Ordinary Shares will be entitled to participate in DutchCo’s profits.

The DutchCo Ordinary Shares issued to the shareholders of Mediaset and Mediaset España in application of the Exchange Ratios will be entitled, as of the Merger Effective Date, to participate in the profits of DutchCo under the same terms and conditions as the existing DutchCo Ordinary Shares.

For the avoidance of doubt, no particular rights to dividends will be granted in connection with the Merger.

Refer to Section 5.2 as regards the envisaged distribution of a dividend by MFE, pursuant to Dutch law, to all MFE shareholders following the Merger.

3.2.9                     Eventual impact of the Merger on employment, on gender distribution in the Companies’ management bodies and on corporate social responsibility

Following the mandate of article 31 (11) of the LME, the Common Cross-Border Merger Plan sets out in Section 11 a description of the expected effects that the Merger may have on employment. In essence, the Merger is not expected to have any material impact on the employees of Mediaset and Mediaset España, since the current business organizations and human and material resources of Mediaset and Mediaset España, including the policies and procedures that have been in force as regards personnel management, will be respectively assumed by NewCo Italia and GA Mediaset as of completion of the Preliminary Reorganizations, by operation of law.

In other words, by the time the Merger Deed is executed, Mediaset and Mediaset España will keep no employees. The same applies to DutchCo, since it currently does not have any employees, and it is not currently envisaged that it will have any by the time of execution of the Merger Deed.

The Merger, together with the Segregation, will be notified by Mediaset España to the relevant labor authorities and the General Treasury of the Social Security (Tesorería General de la Seguridad Social).

See Section 3.2.6 above as regards effects of the Merger on the long term incentive plans adopted by Mediaset España.

MFE may approve new stock incentive plans for directors and/or employees of MFE. Newly issued DutchCo Ordinary Shares and/or treasury shares of MFE may be used to serve these plans.

The Merger is not expected to have any impact on the Companies’ corporate social responsibility.

Finally, as regards gender distribution in the board of directors of MFE upon completion of the Merger, it is envisaged that MFE will act in compliance with the targets as referred to in section 2:166 DCC (i.e. a balanced composition of at least 30% male and female members).

3.2.10              Merger balance sheets and information on the valuation of the assets and liabilities of the Absorbed Companies

Section 13 of the Common-Cross Border Merger Plan states that the balance sheet of the Mediaset España audited annual financial statements as at 31 December 2018 approved by the shareholders’ meeting of Mediaset España on 10 April 2019 (the “Mediaset España Balance Sheet”) will be the merger balance sheet for purposes of article 36 of the LME.

Additionally, the Mediaset España Balance Sheet, together with the rest of the documents comprising the Mediaset España financial statements as of 31 December 2018, has been used for purposes of establishing the conditions of the Merger pursuant to article 31 (10) of the LME. By the same token, from an Italian and a Dutch law standpoint, the conditions of the Merger have been established on the basis of the annual financial statements of Mediaset as at 31 December 2018 approved by the shareholders’ meeting of Mediaset on 18 April 2019 (the “Mediaset Balance Sheet”) and on the basis of the DutchCo financial statements as at 31 December 2018 approved by the shareholders’ meeting of DutchCo on 17 April 2019 (the “DutchCo Balance Sheet” and, together with the Mediaset Balance Sheet and the Mediaset España Balance Sheet, the “Merger Balance Sheets”).

Notwithstanding the above, any material changes in the assets or liabilities arising between the date of the Common Cross-Border Merger Plan (the date hereof) and the date(s) of the shareholders meetings of the Merging Companies that have to decide on the Merger, shall be reported by the board of directors to the relevant general shareholders meeting and to the boards of directors of the Merging Companies in accordance with the provisions of article 39.3 of the LME and article 2501-quinquies, paragraph 3, of the Italian civil code.

Furthermore (and, as regards Mediaset España, for purposes of article 31 (9) of the LME), the assets and liabilities of Mediaset and Mediaset España will be recognized by DutchCo in its individual accounts for their net accounting value according to applicable accounting consolidation rules and within the limits of the carrying amounts detailed in the consolidated financial statements of Mediaset prior to the execution of the Transaction.

Following the Merger, MFE will prepare its consolidated financial statements and its company only financial statements in accordance with International Financial Reporting Standards as adopted by the European Union (EU-IFRS) and with Part 9 of Book 2 of the Dutch Civil Code.

3.3                               Analysis of additional legal aspects of the Common Cross-Border Merger Plan

Likewise, the Common Cross-Border Merger Plan addresses other legal aspects in addition to the mandatory mentions that it has been considered appropriate to include in this report.

3.3.1                     Listing of DutchCo Ordinary Shares

As already anticipated in Section 1 of this Report, the Mediaset shares are currently listed on the Mercato Telematico Azionario (organized and managed by Borsa Italiana S.p.A.), and the Mediaset España shares are currently listed on the Spanish Stock Exchanges (organized and managed by their respective managing companies) and traded through the SIBE (organized and managed by Sociedad de Bolsas, S.A.U.). However, by virtue of the Merger, the Mediaset and Mediaset España shares will be extinguished by operation of law and will no longer be listed on the mentioned markets. Instead, the DutchCo Ordinary Shares are envisaged to be admitted to listing and trading on the Mercato Telematico Azionario upon completion of the Merger and, immediately thereafter, on the Spanish Stock Exchanges for their trading through the SIBE.

Therefore, the completion of the Merger is subject to, inter alia, admission to listing and trading of the DutchCo Ordinary Shares on the Mercato Telematico Azionario (as explained in Section 3.1.2(B)(i) above). In order for the DutchCo Ordinary Shares to be admitted to listing and trading on the Mercato Telematico Azionario, the Common Cross-Border Merger Plan prescribes that DutchCo shall:

(i)                                     prepare a listing prospectus and submit it to the AFM for its approval and for its subsequent passport to the Italian National Commission for Companies and Stock Exchange (Commissione Nazionale per le Società e la Borsa —the “Consob”) in accordance with applicable laws and regulations; and

(ii)                                  submit in due time to Borsa Italiana S.p.A. the relevant applications for admission to listing and trading, so as to be granted such admission before the Merger Effective Date.

Further, the Common Cross-Border Merger Plan also envisages the admission to listing of the DutchCo Ordinary Shares on the Spanish Stock Exchanges for their trading through the SIBE immediately after completion (thus it is not conceived as a condition precedent). For this purpose, DutchCo shall also submit the relevant applications for admission to listing and trading to the managing companies of the Spanish Stock Exchanges and to the Spanish national securities market commission (Comisión Nacional del Mercado de Valores —the “CNMV”). Also, the listing prospectus approved by the AFM will be passported into Spain in accordance with applicable laws and regulations.

3.3.2                     Special Voting Shares

As pointed out in Section 2, one of the goals of the Transaction (and particularly of the Merger) is to foster a stable and loyal shareholder base that will help achieve the company’s strategic goals and allow to reinforce the Group’s stability. This is the reason why the DutchCo articles of association (see Schedule 2 to the Common Cross-Border Merger Plan) provide for a special- voting structure in accordance with Dutch law applicable as of the date when the Merger becomes effective (the “Special Voting Structure”). The Special Voting Structure pivots around the notion of special voting shares, which are shares to which multiple voting rights are attached and which are granted to long-term shareholders in order to reward their loyalty and involvement.

Although comprehensive documentation on the Special Voting Structure will be made available separately to the public through the websites of both Mediaset (www.mediaset.it) and Mediaset España (www.telecinco.es), a brief explanation of how such structure will work is provided below:

(A)                               Entitlement to 3 voting rights. Allotment of Special Voting Shares A

(i)                                    Initial allotment

The thirtieth calendar day after the Merger Effective Date, those Mediaset and Mediaset España shareholders who have so requested prior to, respectively, the Mediaset Extraordinary Meeting and the Mediaset España General Meeting will be entitled to 3 voting rights for each DutchCo Ordinary Share held. For this purpose, MFE will issue special voting shares A attaching 2 voting rights each, having a nominal value of Euro 0.02 (“Special Voting Shares A”). On the day falling the thirtieth calendar day after the Merger Effective Date (the “Initial Allocation Date A”), such Special Voting Shares A will be allotted to those eligible Mediaset and Mediaset España shareholders.

The election procedure and the requirements that the Absorbed Companies’ shareholders shall meet to request Special Voting Shares A will be explained in detail in the “Terms and Conditions for the initial allocation of special voting shares A” attached as Schedule 3 (Mediaset) and Schedule 4 (Mediaset España), respectively, to the Common Cross-Border Merger Plan.

(ii)                                Subsequent allotment

As an alternative to the Initial Allotment procedure, as described under (i), after three years of uninterrupted ownership as well as uninterrupted registration of DutchCo Ordinary Shares in a special loyalty register, shareholders of MFE will be entitled to 3 voting rights for each DutchCo Ordinary Share held. For this purpose, MFE will issue Special Voting Shares A. On the day falling three years after the registration of the DutchCo Ordinary Shares in a special loyalty register (the “Subsequent Allocation Date A”), such Special Voting Shares A will be allotted to those eligible MFE shareholders.

(B)                               Entitlement to 5 voting rights. Allotment of Special Voting Shares B

After two years of uninterrupted ownership of Special Voting Shares A —as well as uninterrupted registration in a special loyalty register of DutchCo Ordinary Shares for which Special Voting Shares A have been allotted under Sections 3.3.2(A)(A)(i) or (A)(ii)—, shareholders of MFE will be entitled to 5 voting rights for each DutchCo Ordinary Share held. For this purpose, each Special Voting Share A held will be converted into one special voting share B attaching 4 voting rights, having a nominal value of Euro 0.04 (“Special Voting Shares B”). On the day falling two years after the date of allotment of Special Voting Shares A — whether it be the Initial Allocation Date A or the Subsequent Allocation Date A, as the case may be—, such Special Voting Shares B will be acquired by those eligible MFE shareholders by way of conversion of the Special Voting Shares A already held.

(C)                               Entitlement to 10 voting rights. Allotment of Special Voting Shares C.

After three years of uninterrupted ownership of Special Voting Shares B —as well as uninterrupted registration in a special loyalty register of DutchCo Ordinary Shares for which Special Voting Shares B have been allotted under (B)—, shareholders of MFE will be entitled to 10 voting rights for each DutchCo Ordinary Share held. For this purpose, each Special Voting Share B held will be converted into one special voting share C attaching 9 voting rights, having a nominal value of Euro 0.09 (“Special Voting Shares C”). On the day falling three years after the date of allotment of Special Voting Shares B, such Special Voting Shares C will be acquired by those eligible MFE shareholders by way of conversion of the Special Voting Shares B already held.

The Special Voting Shares A, the Special Voting Shares B and the Special Voting Shares C are jointly referred to as the “Special Voting Shares”.

As a clarifying remark: the Special Voting Shares (i) will not be tradable on the Mercato Telematico Azionario and on the Spanish Stock Exchanges, (ii) will have only minimal economic entitlements, and (iii) will not be part of any of the Exchange Ratios. Further details on the Special Voting Shares, and generally on the Special Voting Structure (such as the requirements related to the uninterrupted holding of DutchCo Ordinary Shares in the special loyalty register), are explained comprehensively in MFE’s proposed articles of association attached to the Common Cross-Border Merger Plan, as well as in the “Terms and Conditions for Special Voting Shares” attached as Schedule 5 to the Common Cross-Border Merger Plan.

Schedule 1 to this Report contains a description of (i) the procedure for the allotment of Special Voting Shares, (ii) the requirements of shareholders for such allotment, (iii) the characteristics of the Special Voting Shares and (iv) the procedure for the transfer of Special Voting Shares and their cancellation from the special loyalty register. Further details on the Special Voting Shares, and generally on the Special Voting Structure (such as the requirements related to the uninterrupted holding of DutchCo Ordinary Shares in the special loyalty register), are explained comprehensively in MFE’s proposed articles of association attached to the Common Cross- Border Merger Plan, as well as in the abovementioned “Terms and Conditions for Special Voting Shares”.

3.3.3                     Withdrawal right

Due to the cross-border nature of the Merger, the shareholders of both Mediaset and Mediaset España will have a withdrawal right. The main features of such withdrawal right, as well as the procedure to exercise such withdrawal right, are laid down in Section 15 of the Common Cross- Border Merger Plan and explained below:

(A)                               Withdrawal right for Mediaset shareholders

Following Italian provisions, Mediaset shareholders who do not participate in the adoption of the resolution on the Merger will be entitled to exercise a withdrawal right, with effectiveness of such exercise being conditional on the Merger becoming effective. The Mediaset shareholders so entitled and who actually exercise their withdrawal right are hereinafter referred to as the “Mediaset Withdrawing Shareholders”. The exercise of the withdrawal right shall be governed by the following rules:

(i)                                  Eligible Mediaset shareholders may exercise their withdrawal right, in relation to some or all of their shares, by sending a notice via registered mail to the official seat of Mediaset no later than 15 days following registration with the Companies’ Register of Milan of the minutes of the Mediaset Extraordinary Meeting approving the Merger. Notice of the registration will be published in a daily newspaper and on the Mediaset corporate website.

(ii)                               The redemption price payable to the Mediaset Withdrawing Shareholders will be equal to the arithmetic average of the daily closing prices of Mediaset shares during the six- month period prior to the date of publication of the notice for convening the Mediaset Extraordinary Meeting (envisaged to be held on 4 September 2019). Mediaset will provide shareholders with information relating to the redemption price in accordance with the applicable laws and regulations.

(iii)                            Once the fifteen-day exercise period indicated in paragraph (i) above has expired and before the Merger becomes effective, the shares with respect to which the withdrawal right has been exercised will be offered by Mediaset to its existing shareholders, and those that remain unsold may subsequently be offered to third parties. After that, potential outstanding and unsold shares will be acquired by MFE at the redemption price. The above offer and sale procedure, as well as any payment of the redemption price to Mediaset Withdrawing Shareholders, will be conditional upon completion of the Merger.

(iv)                           After the Merger Effective Date, the settlement of the Mediaset shares purchased pursuant to the procedure set out above will occur, whereby such Mediaset shares will be exchanged for DutchCo Ordinary Shares in accordance with Exchange Ratio I, and Mediaset Withdrawing Shareholders will receive the redemption price accordingly.

(v)                              Mediaset shares in relation to which the withdrawal right is exercised shall not be sold or otherwise disposed until they are either transferred in accordance with the above paragraphs or it has been verified that the conditions precedent to the Merger will not be satisfied or waived, as applicable

(vi)                           If the Merger is not consummated, the Mediaset shares in relation to which the withdrawal right has been exercised will continue to be held by the corresponding Withdrawing Shareholders. In such case, no payment will be made to such shareholders and Mediaset’s shares will continue to be listed on the Mercato Telematico Azionario.

(B)                               Withdrawal rights for Mediaset España shareholders

Pursuant to article 62 of the LME, each Mediaset España shareholder who votes against the Merger in the Mediaset España General Meeting will be entitled to exercise a withdrawal right. The Mediaset España shareholders so entitled and who actually exercise their withdrawal rights are hereinafter referred to as the “Mediaset España Withdrawing Shareholders”. The exercise of the withdrawal right shall be governed by the following rules:

(i)                                  In accordance with article 348 of the texto refundido de la Ley de Sociedades de Capital, aprobado por el Real Decreto Legislativo 1/2010, de 2 de julio (the “LSC”), Mediaset España shareholders may exercise their withdrawal right, in relation to some or all of their shares, within one month of the publication in the Official Gazette of the Commercial Register (the “BORME”) of the approval of the Merger by the Mediaset España General Meeting, by means of a written notice to the relevant depositaries with which the Mediaset España Withdrawing Shareholders have their shares deposited.

(ii)                               Given the exceptional character of the withdrawal rights, the Mediaset España shares of the Mediaset España Withdrawing Shareholders will be immobilized —from the date of exercise of the withdrawal right until the payment of the redemption price and settlement of the transaction (or, until it has been verified that the conditions precedent to the Merger will not have been satisfied or waived)— by the depositaries with which the relevant withdrawn shares are deposited. The document by virtue of which the Mediaset España Withdrawing Shareholders exercise the right of withdrawal must contain an instruction to the relevant depositary to immobilize the withdrawn shares in order for the withdrawal right to be deemed validly exercised.

(iii)                            In accordance with article 353.2 of the LSC, in connection with applicable securities market regulations, the redemption price payable to the Mediaset España Withdrawing Shareholders is Euro 6.5444 per Mediaset España share, which corresponds to the average quoted price of Mediaset España shares during the three-month period prior to (and excluding) the date of the approval of the Common Cross-Border Merger Plan and announcement of the Transaction, deducting the dividend in the gross amount of Euro 0.31557917 per share of Mediaset España paid on 30 April 2019 from the average weighted price for the trading sessions comprised between 7 March and 25 April (both inclusive), where the shares of Mediaset España were traded cum dividend.

(iv)                              Mediaset España has designated Banco Santander, S.A. as the agent entity for these purposes (the “Agent”). The Agent will:

(a)                                 receive the requests for the exercise of the withdrawal right processed through the corresponding depositaries,

(b)                                 check each of these requests for exercise of the withdrawal right with the minutes of the Mediaset España General Meeting approving the Merger, in order to verify the entitlement of the Mediaset España Withdrawing Shareholders to exercise his or her withdrawal right and whether the withdrawal right is being exercised with respect to a number of shares which does not exceed such number of shares that the Mediaset España Withdrawing Shareholder is entitled to withdraw, and

(c)                                  notify Mediaset España the total number of duly withdrawn shares.

(v)                                 The Mediaset España Withdrawing Shareholders shall receive the redemption price through the relevant depositaries immediately before the Merger Effective Date. If it has been verified that the conditions precedent to the Merger will not be satisfied or waived, as applicable, and provided the redemption price has not been paid to the Mediaset España Withdrawing Shareholders yet, the Mediaset España shares in relation to which the withdrawal rights have been exercised will continue to be held by the corresponding Mediaset España Withdrawing Shareholders, will cease to be immobilized and will continue to be listed on the Spanish Stock Exchanges. Consequently, in this case, no payment of redemption price will be made to Mediaset España Withdrawing Shareholders.

(vi)                              As referred to in Section 3.1 .2(B)(iii) above, once the withdrawn have been acquired by Mediaset España, these shares then held as treasury shares could be subsequently transferred to third parties (shareholders or not) pursuant to any purchases or prior commitments to purchase by such third parties, as deemed appropriate by the board of directors of Mediaset España if it is determined to be beneficial to the corporate interest of Mediaset España and the Transaction.

(C)                               Withdrawal rights for DutchCo shareholders

The Merger will not trigger any withdrawal rights for the sole shareholder of DutchCo.

3.3.4                     Opposition right

Mediaset, Mediaset España and Dutch creditors, for their part, may oppose the Merger in the terms set out below:

(A)                               Opposition right for Mediaset creditors

Mediaset creditors whose claims precede the registration of the Common Cross-Border Merger Plan with the Companies’ Register of Milan shall be entitled to oppose the Merger pursuant to article 2503 of the Italian civil code within 60 days from the date on which the resolution of the Mediaset Extraordinary Meeting has been registered with the Companies’ Register of Milan, unless Mediaset has deposited the necessary amounts to satisfy its opposing creditors with a bank. Should an opposition to the Merger be made, the competent court, provided that the risk of prejudice to creditors is deemed ungrounded or adequate guarantees have been given by the company to satisfy the opposing creditors, may nonetheless authorize the Merger despite the opposition, pursuant to article 2503 of the Italian civil code in conjunction with article 2445 of the Italian civil code.

(B)                               Opposition right for Mediaset España creditors

In accordance with article 44 of the LME, Mediaset España creditors whose unsecured credits have arisen before the publication of the Common Cross-Border Merger Plan on the Mediaset España website and are not due and payable before such date shall be entitled to oppose the Merger, within a month after the publication of the resolution of the Mediaset España General Meeting approving the Merger. Any creditors whose credits are sufficiently secured shall not be entitled to oppose the Merger.

If any creditors whose credits meet the above criteria oppose the Merger, Mediaset España shall, before completing the Merger, provide sufficient security to the opposing creditors, or alternatively make sure that a credit institution provides joint and several guarantee to the company, for the aggregate amount of the credits held by the opposing creditors.

(C)                               Opposition right for DutchCo creditors

DutchCo creditors shall have the right to oppose the Merger by filing a formal objection to the Common Cross-Border Merger Plan with the local court of Amsterdam, the Netherlands, pursuant to section 2:316 of the DCC, within a period of one month starting from the day following the day of public announcement in a newspaper with national circulation in the Netherlands of the filing of the Common Cross-Border Merger Plan with the Dutch Commercial Register. In such case, DutchCo may need to provide security to any opposing creditor if DutchCo’s financial condition after the Merger will provide less security for payments of amounts owed to the relevant opposing creditor. If a creditor’s opposition is filed on time (i.e. before the end of the month period) the Merger Deed may not be executed unless the court ruling to release the opposition has immediate effect or the opposition is withdrawn.

3.3.5                     Tax implications

From a tax perspective, the Merger will have the tax implications foreseen in Section 18 of the Common Cross-Border Merger Plan, which are replicated below for each of the Absorbed Companies and their shareholders:

(A)                               Italian tax law aspects

(i)                                    Direct tax regime applicable to the Merger

From a direct taxation perspective, Italian law preaches the tax neutrality of the Merger. In particular, since DutchCo will be resident in Italy for tax purposes, the Merger will be subject to the Italian tax rules ordinarily applicable to domestic and intra-EU mergers, which establish (cf. articles 172 and 178 of the Italian Presidential Decree No. 917 of 22 December 1986 —the “ITC”) that mergers between Italian tax resident companies and mergers where an Italian resident company incorporates a company resident in another EU state are tax neutral transactions for income tax purposes both for the companies involved in the merger(4) and their shareholders(5). Accordingly:

(a)                                 The Merger will not trigger the realization nor the distribution of taxable capital gains or deductible capital losses on the assets of the Merging Companies, including those related to inventories and goodwill.

(b)                                 The assets and liabilities which are transferred to the Absorbing Company by Mediaset by means of the Merger will keep the same tax basis that they had in the hands of the latter prior to effectiveness of the Merger. However, DutchCo, as the entity resulting from the Merger, will be allowed to elect for a step up of the tax basis of tangible and intangible assets (including any goodwill, if accounted) received through the Merger,

(4) Without prejudice to the tax regime applicable to the foreign absorbed company (i.e. Mediaset España) in the other EU country.

(5) In case of cash adjustments (conguagli in denaro), Mediaset’s shareholders and the Mediaset España’s Italian shareholders will proportionally realize their participations. In such a case, the positive difference between the cash adjustment received and the tax basis of the participation realized is treated for tax purposes as: (i) a dividend distribution for individual and non-resident shareholders; or (ii) a capital gain for Italian corporate shareholders.

up to the book value attributed to such assets in the post-Merger balance sheet, by paying a substitutive tax at a rate ranging from 12% to 16%. As the Merger will be a reverse merger, tangible and intangible assets whose tax value may be stepped-up are those owned by DutchCo prior to the Merger.

(c)                                  The assets and liabilities which are transferred by Mediaset España to DutchCo will have a tax basis equal to their fair market value as per article 166-bis of the ITC.

Also, tax losses accrued (and not used) by Mediaset and DutchCo before the relevant joining of the Mediaset fiscal unit, as well as interest expenses and surpluses of ACE (allowance for corporate equity) not transferred to the fiscal unit, may be carried forward with the Merger and offset against the taxable income realized by DutchCo, provided that the so-called “equity test” and the so-called “vitality test” set forth by Italian law are met. If DutchCo and/or Mediaset do not meet the equity test and/or the vitality test, DutchCo may file an ad hoc ruling with the Italian tax authorities aimed at not applying the above limitations.

Tax losses accrued by Mediaset España before the Merger (and during its Spanish tax residence) shall not be carried forward by DutchCo.

(ii)                                Indirect tax regime applicable to the Merger

The Merger is not subject to VAT, while the registration tax will be payable for a nominal amount of Euro 200.

(iii)                            Implications of the Merger on the existing fiscal unit

A tax ruling will be filed with the competent Italian tax authorities in order to obtain a confirmation that the Merger does not trigger the early interruption of the existing Mediaset fiscal unit and that, consequently, the fiscal unit will continue in the hands of DutchCo, as consolidating entity, without re-attribution of the tax losses carried forward at level of the fiscal unit to the companies which originated such losses.

(iv)                              Taxation of dividends and capital gains

The tax regime applicable to dividends distributed by DutchCo and capital gains realized on DutchCo’s shares will depend upon the nature and the tax residency of the shareholders and on the nature (qualifying or not qualifying) of the participations owned in DutchCo and can be summarized as follows:

(a)                                 Taxation of dividends distributed by DutchCo

i.                                         Italian tax resident individual shareholders

The tax regime applicable to dividends received by individuals not holding the participation in connection with a business activity depends on the tax periods in which distributed earnings have been accrued and on the qualifying or not qualifying nature of the participation owned(6). In particular, dividends received by:

•                                          shareholders owning a non-qualified participation are subject to a 26% final withholding tax(7)-(8);

•                                          shareholders owning a qualified participation(9):

•                                           are included for 40% of their amount in the taxable income of the relevant shareholder if paid out of profits realized until the fiscal year ongoing on 31 December 2007;

•                                          are included for 49.72% of their amount in the taxable income of the relevant shareholder if paid out of profits realized from the fiscal year following the one ongoing on 31 December 2007 until the fiscal year in course on 31 December 2016;

•                                          are included for 58.14% of their amount in the taxable income of the relevant shareholder if paid out of profits realized in the fiscal year following the one ongoing on 31 December 2016; and

•                                          are subject to a 26% final withholding tax if paid out of profits realized in the fiscal year following the one ongoing on 31 December 2017(10)-(11).

Dividends received by individual shareholders who hold the shares in the context of their business activities are included in the taxable personal income (subject to progressive tax rates up to a 43% rate) to the extent of (i) 58.14%, for profits realized from the fiscal year following the one ongoing on 31 December 2016; (ii) 49.72%, for profits realized from the fiscal year following the one ongoing on 31 December 2007 up to the fiscal year in course on 31 December 2016; (iii) 40%, for profits realized until the fiscal year ongoing on 31 December 2007(12).

(6) With respect to listed companies, a participation is “qualified” if the shareholder holds either more than 2% of the voting rights, or more than 5% of the share capital, in the relevant company.

(7) In lieu of the final withholding tax, the gross amount of dividend paid to Italian tax resident individual shareholders of Italian listed companies whose shares are registered in a centralized deposit system managed by Monte Titoli S.p.A. are generally subject to a 26% final substitute tax.

(8) Dividends received by individual shareholders owning the shares within an asset portfolio for which they have opted for the s.c. “Risparmio Gestito” are not subject to any withholding or substitutive tax and contribute to determine the annual net accrued result of the portfolio, which is subject to an ad-hoc 26% substitutive tax.

(9) Please note that dividends distributed after 31 December 2022 are subject to a 26% final withholding tax, (or substitutive tax), irrespective of the period in which they were accrued and the qualifying or non-qualified nature of the participation owned by the relevant shareholder.

(10) If DutchCo’s earnings reserves are accrued in different tax periods, dividends are considered to be firstly paid with earnings accrued earlier.

(11) Dividends received by individual shareholders who owning the shares within an asset portfolio for which they have opted for the s.c. “Risparmio Gestito” are not subject to any withholding or substitutive tax and contribute to determine the annual net accrued result of the portfolio, which is subject to an ad-hoc 26% substitutive tax

(12) If DuchtCo’s earnings reserves are accrued in different tax periods, dividends are considered to be firstly paid with earnings accrued earlier.

ii.                                     Italian tax resident corporate shareholders

An amount equal to 5% of the dividends paid by DutchCo will be subject to Italian corporate income tax (the “IRES”) at the ordinary 24% rate (with an effective tax rate equal to 1.2%) in the hands of any shareholder which is an Italian tax resident corporate entity (e.g. limited liability companies or joint stock companies) (13).

Dividends paid by DutchCo to IAS/IFRS adopter shareholders accounting DutchCo’s shares as trading securities, are entirely considered for the determination of the relevant IRES taxable base.

Dividends received by commercial partnerships, (i.e. “società in nome collettivo” and “società in accomandita semplice”), are considered for the determination of the relevant taxable base, (allocated to the relevant partners on a look-through basis) to the extent of: (i) 58.14%, for profits realized from the fiscal year following the one ongoing on 31 December 2016; (ii) 49.72%, for profits realized from the fiscal year following the one ongoing on 31 December 2007 up to the fiscal year in course on 31 December 2016; and (iii) 40%, for profits realized until the fiscal year ongoing on 31 December 2007(14).

Dividends are in principle not subject to Regional Income Tax (IRAP), unless the percipient is a bank or other financial entity.

iii.                                 Non-Italian tax resident individual shareholders

Dividends paid to non-Italian tax resident individual shareholders are generally subject to a final withholding tax at a rate of 26%. If the recipient can give evidence (by providing adequate documentation issued by the tax authorities of its country of residence) that it has paid a final tax abroad on the same dividends, the recipient may be refunded up to 11/26 of the withholding tax applied in Italy. Such withholding tax may be reduced according to the double tax treaty entered into between Italy and the country of residence of the foreign shareholder, if applicable.

iv.                                   Non-Italian tax resident corporate shareholders

As a general rule, dividends paid to non-Italian tax resident limited companies are subject to a 26% final withholding tax, which may be reduced to 1.2% provided that the recipient company (a) is resident for tax purposes in another EU or EEA Member State that allows an adequate exchange of information with Italy, (b) is subject to corporate income tax in that other State; and (c) is the beneficial owner of the dividends.

Moreover, according to Italian domestic law provisions implementing the EU Parent- Subsidiary Directive, no withholding tax applies to the extent that the recipient company:

(13) For banks and financial intermediaries IRES applies at a 27.5% rate and, therefore, the effective tax rate on dividends is 1.375%.

(14) If DuchtCo’s earnings reserves are accrued in different tax periods, dividends are considered to be firstly paid with earnings accrued earlier.

•                                               is resident for tax purposes in another EU Member State and subject, without being exempt, to corporate income tax in that State;

•                                               holds at least the 10% of corporate capital of DutchCo for an uninterrupted period of at least one year; and

•                                               is the beneficial owner of dividend payments.

In the other cases, the ordinary 26% withholding tax may be reduced according to the Double Tax Treaty entered into between Italy and the country of residence, if any.

(b)                                 Taxation of capital gains

i.                                         Italian tax resident individual shareholders

Capital gains realized by Italian tax resident individual shareholders upon disposal of the DutchCo shares will be subject to a substitute tax at a rate of 26%, regardless of whether their participation is qualified or not(15).

ii.                                     Italian tax resident corporate shareholders

If conditions set out in article 87 of ITC are met, capital gains realized by Italian tax resident corporate shareholders will be subject to IRES only for the 5% of the relevant amount, with an effective tax rate equal to the 1.2% (the “participation exemption regime” or “PEX). If PEX requirements are met, any capital loss realized by Italian tax resident corporate shareholders will be not deductible for tax IRES purposes.

Capital gains realised by commercial partnerships, (i.e., “società in nome collettivo” and “società in accomandita semplice”), with reference to participations having the PEX requirements are considered for the determination of the relevant taxable base, (allocated to the relevant partners on a look-through basis), for 49.72% of the relevant amount. If PEX requirements are met, any capital loss realized by Italian tax resident commercial partnerships will be not deductible for 50.28% of the relevant amount.

If the PEX requirements are not met, capital gains (and losses) on DutchCo’s shares will be entirely considered for the determination of taxable base of commercial corporate shareholders.

In principle, such capital gain or loss are not relevant for IRAP purposes.

iii.                                 Non-Italian tax resident shareholders (individuals and corporate)

Capital gains realized by non-Italian tax resident shareholders holding a “non-qualified shareholding” in a listed company (such as DutchCo) are exempt in Italy.

If the DutchCo shares were no longer listed in a regulated market at the time of the relevant disposal (even as a consequence of a delisting), any capital gains on a non-qualified shareholding will not be subject to taxation in Italy if realized by: (i)

(15) Capital gains realized by individual shareholders who opt for the s.c. “Risparmio Gestito” contribute to determine the annual net accrued result of the portfolio, which is subject to an ad-hoc 26% substitutive tax.

shareholders who are resident in a country allowing for an adequate exchange of information with Italy for tax purposes; (ii) entities or international bodies set up in compliance with international treaties entered into force in Italy; (iii) institutional investors, whether or not subject to tax, established in a country allowing for an adequate exchange of information with Italy for tax purposes; and (iv) central banks or organizations also managing official State reserves.

Capital gains realized by non-Italian tax resident shareholders holding a qualified shareholding in DutchCo will be subject to a final 26% substitute tax, unless a Double Tax Treaty prevents Italy from taxing the capital gain.

(B)                               Spanish tax law aspects

(i)                                    Direct tax regime applicable to the Segregation

Given that the Segregation is carried out for sound business reasons and that the special regime of tax neutrality applicable to mergers, divisions, partial divisions, transfer of assets and exchanges of shares is not expressly waived up:

(i)                                  The transfer of assets and liabilities to GA Mediaset will not give rise to any corporate income taxation on capital gains and the difference between the market value of the assets and liabilities transferred by Mediaset España and their tax basis would be rolled- over to GA Mediaset.

(ii)                               The shares of GA Mediaset which are acquired by Mediaset España as a consequence of the Segregation will keep the tax basis of the assets and liabilities transferred to GA Mediaset.

(iii)                            No TIVUL(local tax on the urban lands’ increased value) will be triggered upon the transfer of real estate properties from the transferring company to GA Mediaset.

(iv)                           GA Mediaset will take over the losses and other tax credits of the transferring company which has not been exhausted for tax purposes; in the event of tax losses carry forward, with some possible limitations set forth in the law(16).

Accordingly, the Segregation will not give rise to any taxable gains or deductible losses on the assets transferred by Mediaset España to GA Mediaset, including any goodwill.

GA Mediaset must notify such transaction to the Spanish Tax Authorities within three months of the registration of the public deed in which the Segregation is formalized.

(ii)                                Indirect tax regime applicable to the Segregation:

Regardless of the application of the special regime, the Segregation is not subject to VAT, does not trigger Capital Duty and is exempt from Transfer Tax and Stamp Duty.

(16) Specifically: (a) the amount of tax losses carry forward is reduced by the positive difference between the value of shareholders’ contributions corresponding to the stake held in the transferring company and its tax basis, and (b) GA Mediaset will not be able to offset any tax losses which had caused an impairment deductible for tax purposes in the hands of Mediaset España or in a different company of the group even if that different company is not resident in Spain for tax purposes, provided that such impairment was registered before January 1, 2013.

(iii)                            Direct tax regime applicable to the Merger:

(a)                                 Tax implications for Mediaset group

Spanish law foresees a special tax neutrality regime applicable to cross-border mergers where the absorbed company is tax resident in Spain and the absorbing company is tax resident in another EU member state, provided that the assets and liabilities transferred by the Spanish company are allocated to a branch (a permanent establishment) located in Spain and registered with the Commercial Registry. Given that the Mediaset España assets (i.e. the GA Mediaset shares) will be allocated to the Spanish Branch, and given that the Merger is carried out for sound business reasons and that the aforementioned special regime of tax neutrality is not expressly waived up:

(i)                                  The Merger will not constitute any realization or distribution of capital gains or capital losses relating to assets of the Merging Companies.

(ii)                               The assets and liabilities which are transferred to the Absorbing Company and affected to the Spanish Branch by means of the Merger will keep the same tax basis that they have in the hands of Mediaset España prior to effectiveness of the Merger.

Although the Merger would imply the termination of any CIT group in Spain of which Mediaset España could be the parent company or the representative of the parent company, provided that all the entities belonging to the former group form part of the new one, the termination of the group will be neutral and the implications linked to the termination(17) will only be triggered when the new group is terminated.

The Merger must be notified to the Spanish Tax Authorities within three months of the registration of the Merger Deed.

(b)                                 Tax implications for minority shareholders

The tax neutrality regime will also apply to EU resident shareholders of Mediaset España who receive shares of DutchCo. However, the Merger will generate capital gains or losses in Spain for Mediaset España shareholders that are resident outside an EU member state or are acting through a permanent establishment outside the EU. Under the Spanish Non-Resident Income Tax Law, gains realized by shareholders resident in a country with which Spain has entered into a double taxation agreement which contains an exchange of information clause are exempt of taxation in Spain. Other non-resident shareholders (i.e. those tax resident neither in a EU member state nor in a country with which Spain has entered into a double taxation agreement which contains an exchange of information clause) will be subject to Spanish non-resident income tax at a 19% rate on the gain deriving from the difference between the market value of

(17) As a general rule, intragroup results obtained by companies taxed under the CIT consolidation regime are eliminated from the group CIT taxable base and deferred until the tax year in which assets acquired within the group are transferred to a third party, or until the entity triggering the capital gain is transferred out of the group. When a tax group is terminated (i) any previous eliminations from the group CIT taxable base should be positively adjusted to the taxable base of the parties to the previous intra-group transactions, and (ii) each company should take-over the losses and other tax credits of the group in proportion to their contribution to the generation of the tax credit. The same applies to entities leaving the CIT group.

securities representing the capital of DutchCo received in exchange for securities representing the capital of Mediaset España and their tax basis.

(iv)                              Indirect tax regime applicable to the Merger:

Regardless of the application of the special regime, the Merger is not subject to VAT, does not trigger Capital Duty and is exempt from Transfer Tax and Stamp Duty.

(v)                                  Taxation of dividends and capital gains

(a)                                 Distribution of dividends by DutchCo

i.                                         Corporate shareholders resident in Spain

Under the participation exemption regime currently in force dividends are exempt from CIT provided that (i) the shareholder holds, directly or directly and indirectly, a minimum stake of at least 5% of the share capital or voting rights of the distributing entity (or with an acquisition value of at least EUR 20 million) which has been uninterruptedly held for a period of one year prior to the distribution, or completed afterwards; and (ii) the distributing company is subject to and not exempt from a tax of a similar nature to Spanish CIT at a nominal rate of at least 10% during the period in which the profits have been obtained.

If these requirements are not met, dividends are included in the CIT taxable base and taxed, generally, at a 25% tax rate.

Any Italian withholding tax levied by the distributing company upon the dividend distribution is creditable by the Spanish shareholder against its CIT liability up to the amount to be withheld in accordance with the Convention for the avoidance of double taxation entered into between Spain and Italy (15%) provided that it does not exceed the tax that would have been paid in Spain on the dividends distributed should they be Spanish-source dividends.

ii.                                Individuals resident in Spain

Dividends are included in the savings base of the PIT and be taxed under a scale of progressive tax rates: 19% for the first EUR 6,000 of taxable income; 21% for income between EUR 6,000 and 50,000; and 23% onwards.

Any Italian withholding tax levied by the distributing upon the dividend distribution is creditable by the shareholder against its PIT liability up to the amount withheld in accordance with the Convention for the avoidance of double taxation entered into between Spain and Italy (15%) provide it does not exceed the result of applying the average effective tax rate to foreign-source taxable income. For these purposes, the effective average tax rate is that. corresponding to the net savings taxable base.

(b)                                 Distribution of dividends by GA Mediaset

Under the participation exemption regime currently in force, dividends distributed from GA Mediaset to the Spanish Branch are exempt from taxation. Profits distributed by the Spanish Branch to DutchCo are not subject to Spanish Non-Resident Income Tax.

(c)                                  Transfer of the Mediaset España Subsidiary shares

If GA Mediaset shares assigned to the Spanish Branch are moved outside the Spanish territory through the liquidation of the Spanish Branch, the gain resulting from the difference between the market value and the inherited tax basis of those shares is subject to Spanish Non-Resident Income Tax at a 25% tax rate.

If the GA Mediaset shares assigned to the Spanish Branch are transferred, the gain realized may be subject to NRIT at a 25% tax rate (without entitlement to the Spanish participation exemption regime in force) on the difference between the fair value of the business at the time it was contributed to GA Mediaset and the tax basis of shares in GA Mediaset (i.e. the historical tax basis of the business for the contributing entity). The amount of the capital gain that exceeds that difference should be eligible for the Spanish participation exemption currently in force, pursuant to article 21 of the CIT.

Pursuant to article 88.3 of the Spanish CIT Law, in order to mitigate double taxation, GA Mediaset would be entitled to make a negative adjustment in its CIT taxable base equal to the amount of the capital gain that has been subject to taxation in the hands of the contributing company (i.e. the Spanish Branch in case of transfer of shares). In order to mitigate the double taxation that may occur under the tax neutrality regime, the Spanish Branch may benefit from the following exemptions:

(i)                                  CIT exemption applied to those dividends distributed against the income obtained by GA Mediaset from the transfer of assets received as a result of the contribution. This exemption will apply regardless of the stake held and the holding period.

(ii)                               CIT exemption applied to the capital gain arising from the transfer of GA Mediaset shares, provided that the income derived from the transfer of assets contributed has been taxed in GA Mediaset.

If double taxation has not been eliminated through these adjustments, GA Mediaset should be entitled to revert the adjustments made under the regime of the tax neutrality at the time of its dissolution or, prior to it, if it is able to prove that gains obtained by its former shareholder (i.e. Spanish Branch) in the transfer of the securities received in the contribution have been subject to taxation. In the latter case, the adjustment will not exceed the amount that was taxed in the hands of the shareholder.

(C)                               Dutch tax law aspects

(i)                                    Direct tax regime applicable to the Merger:

DutchCo is incorporated under the laws of the Netherlands and is therefore in principle a Dutch tax resident for Dutch tax purposes and subject to Dutch corporate income tax (the “Dutch CIT”). However, because its place of effective management is located in Italy, DutchCo should be considered to be an exclusive resident of Italy on the basis of the tax treaty in place between Italy and the Netherlands. Since DutchCo is resident in Italy for tax treaty purposes, the Merger will be subject to the Italian tax rules ordinarily applicable to domestic and intra-EU mergers. The Merger is thus not subject to Dutch CIT.

(ii)                                Indirect tax regime applicable to the Merger:

The Merger is not subject to Dutch VAT.

3.3.6                     Dutch corporate regulations and articles of association of MFE

Aside from the Special Voting Structure, the proposed articles of association of MFE referred to in Section 3.2.2 above and attached as Schedule 2 to the Common Cross-Border Merger Plan contain further regulations that derive from Dutch corporate rules. Since Dutch provisions in this regard are a key driver for the Transaction, a brief overview of the Dutch legal provisions applicable to MFE will be provided (although not in an exhaustive manner) in a document that will be made available on the websites of Mediaset España (www.telecinco.es) and Mediaset (www.mediaset.it) in a format of “Questions and Answers” relating to the Merger, which will be prepared by Mediaset España in accordance with article 520.3 of the LSC and by Mediaset in accordance with article 127-ter, paragraph 2, of the Italian Legislative Decree No. 58 of 1998.

(A)                               Rights to which Mediaset España shareholders will be entitled as a consequence of the Merger

Current rights of Mediaset España shareholders (who will become shareholders of MFE) will change following the Merger Effective Date as a consequence of the Dutch nationality of MFE and the proposed version of the articles of association of MFE. There are differences between the current rights enjoyed by the Mediaset España shareholders and the rights to which they will be entitled as holders of DutchCo Ordinary Shares, and the protections guaranteed by Spanish law to the current shareholders of Mediaset España may not be available (or, in any case, may differ from those available) under Dutch law.

In this regard, for illustrative purposes, but without limitation, the following significant differences should be noted: (i) the shareholders’ meetings of MFE will be held in Amsterdam or Haarlemmermeer (Schiphol Airport), the Netherlands; (ii) shareholders of MFE will be subject to a higher threshold for the exercise of their right to convene the meeting (10%) and only after being authorized to do so by the court in preliminary relief proceedings, compared to the current rights applicable to the Mediaset España shareholders (3%); (iii) pursuant to Dutch law, no discipline is contemplated which specifically regulates the solicitation of proxies, while pursuant to Spanish law one or more shareholders of Mediaset España (or Mediaset España or any other authorised subject) can solicit proxies by shareholders, subject to express rules and regulations; (iv) shareholders of MFE will not have a right of withdrawal similar to that of the shareholders of Mediaset España in the circumstances foreseen under Spanish law; and (v) there is no equivalent provision to the proportional representation rights for the appointment of directors under Dutch law but a binding nomination list system applied.

In addition to the above, the proposed version of the articles of association of MFE provides for certain specific dispositions, and namely:

(i)                                  the prohibition for shareholders —whether on their own or together with persons acting in concert— to hold, at any time, directly or indirectly, a participation in MFE representing a percentage of DutchCo Ordinary Shares and/or of voting rights which:

•                                          is in excess of the percentage permitted by any provision of law (including laws safeguarding media pluralism and antitrust law) which is applicable to (a) MFE and/or (b) any of its group companies and/or (c) shareholders of MFE and/or (d) Mediaset and/or Mediaset España, as legal predecessors of MFE; and/or

•                                          is in violation of a decision, issued by any authority, which is applicable to (a) MFE, and/or (b) any of its group companies and/or (c) shareholders of MFE, and/or (d) Mediaset and/or Mediaset España, as legal predecessors of MFE

(the “Qualified Shareholding Obligation”);

(ii)                               the obligation, on part of any shareholder of MFE (or any affiliate thereof), to always act in compliance with any contractual arrangements relating to the DutchCo Ordinary Shares held by such shareholder which is effective between such shareholder (or affiliate thereof) and MFE (including, for the avoidance of doubt, any contractual arrangements inherited by MFE from Mediaset and/or Mediaset España —and originally relating to shares issued by the same— as legal predecessors) (the “Contractual Obligation”);

(iii)                            the possibility that the New Board of Directors of DutchCo (as defined below) resolve to suspend the voting rights (as well as the rights to participate at the general meetings of MFE) attached to DutchCo Ordinary Shares —or to Special Voting Shares, if received— held by shareholders (or affiliates thereof) acting in violation of the Qualified Shareholding Obligation and/or the Contractual Obligation.

For further information on the rights and obligations of shareholders subsequent to the Merger, please refer to the proposed version of the articles of association of MFE attached to the Common Cross-Border Merger Plan as Schedule 2. Furthermore, the “Comparative table of the rights to which shareholders of Mediaset, Mediaset España and MFE are entitled” that will be made available on the website of Mediaset España (www.telecinco.es) through the “Questions and Answers” relating to the Merger, offer further detail.

As to the tax impacts on shareholders, please refer to Section 3.3.5.

(B)                               Dutch corporate governance code

The Dutch corporate governance code contains best practice principles for listed companies. The principles may be regarded as reflecting the general views on good corporate governance and create a set of standards governing the conduct of the respective corporate bodies of a listed company.

The application of the Dutch corporate governance code is based on the so-called “comply-or-explain” principle. Accordingly, listed companies are required to disclose, in their annual board report, whether or not they are complying with the various best practice principles of the Dutch corporate governance code. If a company deviates from a best practice principle in the Dutch corporate governance code, the reason for such deviation must be properly explained in the annual board report.

The Board of Directors of Mediaset España acknowledges the importance of good corporate governance. The Board of Directors of Mediaset España agrees with the general approach and with the majority of the provisions of the Dutch corporate governance code. However, considering DutchCo’s interests and the interest of its shareholders, it is expected that the Senior Non-Executive Director — unlike what is provided for under the Dutch corporate governance code — will not be an independent director.

(C)                               Main provisions on mandatory tender offers under Dutch law and the proposed version of the articles of association of MFE

The Dutch Act on Financial Supervision contains provisions under which, in summary, a shareholder who has predominant control over a listed public company, is obliged to launch a public takeover bid for all the other shares. The purpose is to ensure that all shareholders benefit from the control premium. According to the Act on Financial Supervision, “predominant control” means that a shareholder can exercise 30% or more of the voting rights in a general meeting of shareholders. The articles of association may also provide for other (and additional) thresholds, which can, however, not replace the statutory threshold.

In order to better safeguard the position of minority shareholders, article 43 of the new articles of association of MFE will include mandatory bid provisions providing that acquisition of predominant control includes the acquisition of the right to exercise either directly or indirectly 25% or 30% of the voting rights in MFE as from the announcement date of the Merger (i.e. 7 June 2019) (calculated on the basis of the Exchange Ratios and the shareholdings held on such date). Following such acquisition of predominant control, an obligation to launch a public takeover bid is triggered. These provisions do not replace the statutory mandatory offer provisions of the Act on Financial Supervision, that as described above, will be triggered at a threshold of 30% of the voting rights, but which will only be applicable after completion of the Merger and listing of the ordinary shares of MFE.

The provisions of the Act on Financial Supervision (Wet op het financial toez icht) and the Dutch Public Takeover Bid Decree (Besluit openbare biedingen Wft) will also apply to the public takeover bid that is made following the mandatory offer provisions in the articles of association.

Exempted from the obligation to launch a public takeover bid is —in line with the statutory mandatory offer rules of the Act on Financial Supervision— such a shareholder who decreases its interest below the applicable threshold within 30 calendar days, as well as a party that made a public takeover bid and as a result can exercise more than fifty percent of the voting rights in the general meeting of shareholders of the company.

In addition, a person who, either on its own or together with persons acting in concert, already holds predominant control of at least 30% at 7 June 2019 (calculated on the basis of the Exchange Ratios and the shareholdings held on such date) will be exempted from making a public takeover bid. Also, a person who, either on its own or together with persons acting in concert, already holds predominant control of at least 25% but below 30% at 7 June (calculated on the basis of the Exchange Ratios and the shareholdings held on such date) will be exempted from making a public takeover bid, save that such person will be obliged to make a public takeover bid if the 30% threshold is crossed after 7 June 2019. On the other hand, any person who does not hold predominant control of at least 25% at 7 June 2019 (calculated on the basis of the Exchange Ratios and the shareholdings held on such date) and crosses the 25% threshold after 7 June 2019 will be obliged to make a public takeover bid.

Furthermore, article 43 of the new articles of association of MFE stipulates that anyone holding ordinary shares in violation of the Qualified Shareholding Obligation, and/or the Contractual Obligation and at the same time exceeds a predominant control threshold, must take action to lose such predominant control within 5 days upon written request from the company. Failing to do so will authorize the board of directors to dispose of the excess shares in order to have the relevant person to lose predominant control.

Finally, any shareholder who is obliged to make a mandatory offer must notify the company immediately.

(D)                               Auditors of MFE

MFE will adopt a system of governance which does not foresee a board of statutory auditors and therefore no board of statutory auditors will be appointed (without prejudice to the appointment of the audit committee within the New Board of Directors of DutchCo).

In accordance with the proposed version of the articles of association of MFE, an external auditor will have to be appointed by the general meeting of shareholders of MFE in order to examine the annual financial statements prepared by the board of directors, report to the board of directors with respect to the annual financial statements and express an opinion. In this connection, the general meeting of shareholders of DutchCo, held on 15 April 2019 ratified the appointment of Deloitte for financial year 2018; Deloitte will become the auditor of the Group on the Merger Effective Date. The main terms and conditions of the engagement, including the term of office, shall be determined by the New Board of Directors of DutchCo.

For further information on the new corporate governance structure following the Merger, please refer to the proposed version of the articles of association of MFE, attached to the Common Cross-Border Merger Plan as Schedule 3. Furthermore, additional information will be made available on Mediaset España corporate (www.telecinco.es).

3.3.7                     Other legal aspects of the Common Cross-Border Merger Plan

Due to the fact that the Merger is governed not only by Spanish law, but also by Italian and Dutch law, and also for purposes of providing a comprehensive picture of the Transaction (and how it has been conceived and prepared), the Common Cross-Border Merger Plan contains some other legal mentions, which are broken down below:

(A)                               The Mediaset España Merger Committee

As is apparent from Section 19 of the Common Cross-Border Merger Plan, the board of directors of Mediaset España entrusted the analysis of the envisaged Transaction, the corresponding decision-making process and the negotiation and preparation of the Common

Cross-Border Merger Plan to a merger committee composed by four members of the Mediaset España board of directors: three independent directors and a fourth director qualifying as “other external” (the “Merger Committee”). Thus, this Report is drafted and approved at the proposal of the Merger Committee.

Along the same lines, and following the best corporate governance practices pursuant to articles 228 and 229 of the LSC, the proprietary and the executive directors of Mediaset España refrained from participating in the discussions, negotiation and voting on the Common Cross- Border Merger Plan, which has therefore been approved with the votes cast by the “other external” and independent directors of the board. Therefore only the signatures of those members of the Board of Mediaset España appear in the Common Cross-Border Merger Plan.

(B)                               Corporate bodies of MFE

Section 5 of the Common Cross-Border Merger Plan sets out the current composition of the board of directors of DutchCo and explains that as of the Merger Effective Date membership of such board is envisaged to change. The composition of new board of MFE (the “New Board of Directors of DutchCo”) will be approved by DutchCo’s sole shareholder when deciding on the Merger (and therefore before completion of the Merger).

DutchCo will have a one-tier board, consisting of executive and non-executive directors. The directors shall hold office for a period not exceeding four years and could be re-appointed.

The New Board of Directors of DutchCo shall consist of a minimum of 7 to a maximum of 15 directors.

On the Merger Effective Date —or in the period immediately afterwards— it is expected that the New Board of Directors of DutchCo shall establish an audit committee and a compensation and nominating committee within its members. The New Board of Directors of DutchCo shall have the power to establish other committees, determining the related tasks and powers, it being understood that, in any event, the board of directors shall remain fully responsible for the decisions taken by these committees.

MFE shall adopt a policy regarding the remuneration of the members of its board of directors. With due observance of such remuneration policy, the board of directors is authorized to decide on the remuneration of directors in relation to the performance of their duties. MFE shall not grant personal loans or guarantees to its directors except in the normal course of business and after approval by the board of directors.

The identity of the envisaged members of the New Board of Directors of DutchCo will be disclosed in due time in compliance with the provisions of article 39.1 of the LME, and, in particular, will be posted in the website of Mediaset España (www.telecinco.es) as indicated in Section 3.4.2(B).

(C)                               Effects of the Transaction on shareholders’ agreements

On the basis of the information available to the public, as of the date of this Report, no shareholders agreements have been executed in relation to Mediaset or Mediaset España.

(D)                               Information on the procedures for the involvement of employees in defining their co-determination rights in DutchCo

No special negotiation body will have to be set up and no other action whatsoever will have to be taken with regard to employee participation in the context of the contemplated Merger, as explained in Section 12 of the Common Cross-Border Merger Plan.

(E)                                Information on goodwill and on distributable reserves

Finally, in accordance with applicable Dutch regulations, Section 14 of the Common Cross-Border Merger Plan refers to the absence of any impact of the Merger on goodwill, since the amount of goodwill recorded in the books of Mediaset and Mediaset España will be equally represented in the books of DutchCo because the Merger is accounted on the basis of the net book value.

Section 14 of the Common Cross-Border Merger Plan also refers to the distributable reserves of DutchCo, which shall increase by virtue of the Merger in the amount equal to the difference between the value of: (i) the assets, liabilities and other legal relationships of Mediaset and Mediaset España acquired and assumed by DutchCo on the occasion of the Merger, and (ii) the sum of the nominal value of all DutchCo Ordinary Shares (equal to Euro 0.01 for each DutchCo Ordinary Share in issue immediately after effectiveness of the Merger) and the reserves DutchCo must maintain pursuant to Dutch law as of the Merger Effective Date.

3.4                               Main corporate and capital market milestones of the Transaction in Spain

3.4.1                     Approval of the Common Cross-Border Merger Plan, the Segregation Plan and related documents by the boards of directors

Pursuant to article 91 of the Directive (and articles 30 et seq. of the LME as far as Mediaset España is concerned), the starting point of the corporate process of the Merger is the preparation and approval by the boards of directors of the Merging Companies of the Common Cross-Border Merger Plan. Similarly, in accordance with article 74 of the LME, the starting point of the Segregation is the preparation and approval by the boards of directors of the Segregating Company and the Receiving Company of the Segregation Plan.

As already mentioned (and evidenced by the release of this Report), such milestones have already taken place on the date hereof.

Aside from the Common Cross-Border Merger Plan, the boards of directors of the Merging Companies have also resolved, among others, on the following matters:

(i)                                   The board of directors of Mediaset has approved (i) the Mediaset Reorganization (ii) the Common Cross-Border Merger Plan, and (iii) the Mediaset directors’ report on the Common Cross-Border Merger Plan. Additionally, the board of directors of Mediaset has fixed the redemption price payable to the Mediaset Withdrawing Shareholders in accordance with applicable law.

(ii)                                The board of directors of Mediaset España has approved (i) the Segregation Plan, as well as (ii) the Mediaset directors’ report on the Segregation, (iii) this Report, (iv) discontinuation of the shares buy-back program, and (v) the application for authorization before the SEAD for the transfer of the audiovisual media licenses held by Mediaset España. Additionally, the board of directors of Mediaset España has fixed (vii) the redemption price payable to the Mediaset España Withdrawing Shareholders in accordance with applicable law.

(iii)                               The DutchCo board of directors has approved the Common Cross-Border Merger Plan and its report on the Common Cross-Border Merger Plan.

Additionally, the boards of directors of the Absorbed Companies have resolved to convene their respective general shareholders’ meetings. The notice convening Mediaset Extraordinary Meeting will be published on 8 June 2019 and the notice convening Mediaset España General Meeting will be published before 4 July 2019, as explained in Section 3.4.2(B) below.

3.4.2                     Approval of the Merger and the Segregation by the general shareholders’ meetings

In accordance with article 93 of the Directive (and article 40 of the LME as far as Mediaset España is concerned), after approval of the Common Cross-Border Merger Plan by the boards of directors, the Merger itself shall be submitted to approval, in the same terms as those set out in the Common Cross-Border Merger Plan, by the general shareholders’ meetings of the Merging Companies. Likewise the Segregation shall be submitted to approval by the Mediaset España General Meeting and the sole shareholder of the Receiving Company.

For the purposes of such approvals by the general shareholders’ meetings, the following milestones will have to be taken into account:

(A)                               Information to be made available to the public

As soon as practicable after approval of the Common Cross-Border Merger Plan and the Segregation Plan, the Companies will make the following information available to the public:

(i)                                     Mediaset will post the following documents on its website (www.mediaset.it), and will also make them available at its official seat:

(a)                                 the Common Cross-Border Merger Plan (including its Annexes);

(b)                                 the Mediaset directors’ report on the Common Cross-Border Merger Plan;

(c)                                  Mediaset España directors’ report on the Common Cross-Border Merger Plan;

(d)                                 DutchCo directors’ report on the Common Cross-Border Merger Plan;

(e)                                  the approved annual financial statements of Mediaset for the 2016, 2017 and 2018 financial years (including their audit reports), the approved annual financial statements of Mediaset España for 2016, 2017 and 2018 financial years (including their audit reports) along with the approved financial statements of DutchCo for the financial years since its incorporation (including the audit report); and

(f)                                   the reports prepared by Grant Thornton., Deloitte and PwC with regard to the Common Cross-Border Merger Plan.

(ii)                                  Mediaset España will post the following documents on its website (www.telecinco.es):

(a)                                 the Common Cross-Border Merger Plan (including its Annexes);

(b)                                 the Segregation Plan;

(c)                                  this Report,

(d)                                 the Mediaset directors’ report on the Common Cross-Border Merger Plan

(e)                                  the DutchCo directors’ report on the Common Cross-Border Merger Plan;

(f)                                   the reports prepared by Grant Thornton, Deloitte and PwC with regard to the Common Cross-Border Merger Plan;

(g)                                  the report prepared by Grant Thornton with regard to the Segregation Plan;

(h)                                 the approved annual financial statements of Mediaset for the 2016, 2017 and 2018 financial years (including their audit reports), the approved annual financial statements of Mediaset España for 2016, 2017 and 2018 financial years (including their audit reports) along with the approved financial statements of DutchCo for the financial years since its incorporation (including the audit report); and

(i)                                     the Merger Balance Sheets;

(j)                                    the current articles of association of Mediaset, Mediaset España and DutchCo;

(k)                                 the proposed articles of association of DutchCo for when the Merger becomes effective; and

(l)                                     the relevant information regarding the current directors of Mediaset, Mediaset España, DutchCo and GA Mediaset, as well as the composition of the New Board of Directors of DutchCo.

Mediaset España will also file with the Commercial Register of Madrid two certificates stating that documents referred to (a) and (b) above, respectively, have been posted on its website (www.telecinco.es).

(B)                               Publication of the notice convening the general shareholders’ meetings

Mediaset’s notice convening the Mediaset Extraordinary Meeting will be presumably published on the Mediaset website and in a US nationwide newspaper on 8 June 2019 (including a reference to the redemption price for Mediaset Withdrawing Shareholders).

The publication of the notice convening the Mediaset España General Meeting will take place once the Commercial Register of Madrid has published in the BORME the fact that the Common Cross-Border Merger Plan and the Segregation Plan have been posted on the Mediaset España website (see Section 3.4.2(B) above) and, in any event, before 4 July 2019.

(C)                               Registration for the initial allocation of Special Voting Shares

The period to request the assignment of Special Voting Shares in accordance with the initial allocation procedure described in paragraph 3.3 .2(A)(i) of Section 3.3.2 will commence for the shareholders of each Absorbed Company on 15 July. Such period will end seven business days before the date on the general shareholders’ meetings are held. For further information in this regard, please refer to the “Terms and Conditions for the initial allocation procedure of special voting shares A”.

(D)                               Filing of the application for authorization for the transfer of the audiovisual media licenses

Shortly after making the information on the Transaction available to the public pursuant to Section 3.4.2(A)  above, Mediaset España will file an application with the SEAD requesting the authorization for the transfer of the audiovisual media licenses held by Mediaset España to GA Mediaset within the framework of the Segregation. The deadline for the granting of the authorization is three months from the filing of the application for authorization.

(E)                                General shareholders’ meetings’ resolutions

It is envisaged that the Mediaset Extraordinary Meeting and the Mediaset España General Meeting are held on the same date, at least two months after the publication of the convening notices, in accordance with article 98 of the LME as far as Mediaset España is concerned.

A regulatory announcement of the resolutions adopted by the Mediaset España General Meeting will be filed following such meeting, and on the day thereafter the announcement of the Segregation and the Merger approval (or rejection) will be published in the BORME and in a widely circulated newspaper in the Madrid province and in a US nationwide newspaper.

3.4.3                     Exercise of withdrawal and opposition rights

Starting on the day after the publication of the announcement regarding the approval of the Transaction, Mediaset España shareholders who voted against the Merger and Mediaset España creditors whose unsecured credits have arisen before the publication of the Common Cross-Border Merger Plan (see Section 3 .4.2(A)(ii) above) may respectively exercise, for a one-month period, their withdrawal and opposition rights pursuant to the terms described in Sections 3.3.3  and 3.3.4 above.

3.4.4                     Effectiveness of the Segregation

Provided the authorization of the SEAD for the transfer of the audiovisual media licenses and that the one-month period for the exercise of the withdrawal and opposition rights has elapsed, the Segregation will be formalized through the granting of the corresponding public deed before a Spanish notary public. It is expected that the Segregation will be completed only a few days before the Merger Effective Date (See section 3.1 .2(A)(i)).

Immediately after completion of the Segregation, a regulatory announcement will be made and the public deed of the Segregation will be filed with the Commercial Register of Madrid. The Segregation will become legally effective upon registration of such deed.

3.4.5                     Effectiveness of the Merger

Upon satisfaction of the conditions precedent and completion of all pre-Merger formalities, the Merger Deed will be granted before a civil law notary of the Netherlands.

The Merger will become legally effective at 00.00 am CET on the day following the day on which the Merger Deed is granted.

4.                                      ECONOMIC ASPECTS OF THE MERGER

4.1                               Merger Balance Sheets and financial statements

As already set out in Section 3.2.10 above, Section 13 of the Common Cross-Border Merger Plan specifies that the Mediaset España Balance Sheet shall be considered the merger balance sheet for purposes of article 97.1 .c) of the Directive and article 36 of the LME. Similarly, the merger balance sheets of Mediaset and DutchCo shall also be those referred to in Section 3.2.10 above, namely the Mediaset Balance Sheet and the DutchCo Balance Sheet.

4.2                               Consolidated pro-forma financial data of Mediaset group

Attached as Schedule 2 to this Report, for informative purposes, are the pro-forma income statement, statement of financial position and cash flow statement data of the group of companies headed by Mediaset (Mediaset Group) as at 31 December 2018, as well as some notes to these statements, as formulated by the board of directors of Mediaset.

4.3                               Accounting treatment applicable to the Transaction

DutchCo, Mediaset (both for consolidated and individual accounts) and Mediaset España (only for consolidated purpose) prepare their financial statements in accordance with the IAS/IFRS.

Following the Merger, MFE will prepare its consolidated financial statements and its company only financial statements in accordance with International Financial Reporting Standards as adopted by the European Union (EU-IFRS) and with Part 9 of Book 2 of the Dutch Civil Code.

Under IFRS, the Merger consists of a reorganization of existing legal entities which does not give rise to any change of control, being DutchCo’s share capital currently entirely owned by Mediaset and being the majority of Mediaset España’s share capital currently owned by Mediaset; therefore, the Merger is outside the scope of application of IFRS 3 — Business Combinations.

Any difference between the fair value of the newly-issued shares in DutchCo and the carrying value of the non-controlling interests attributable to the minority shareholders of Mediaset España (at the Merger date) will be recorded in an equity reserve as an equity Merger.

Accordingly (and as regards Mediaset España, for purposes of Article 31.9ª LME), the assets and liabilities of Mediaset and Mediaset España will be recognized by DutchCo in its individual accounts for their net accounting value according to applicable accounting consolidation rules and within the limits of the carrying amounts detailed in the consolidated financial statements of Mediaset prior to the Merger.

As anticipated, pursuant to Section 2:321 of the Dutch Civil Code, the accounting effects of the Merger will be recorded in DutchCo’s annual accounts backdated at the first day of the year in which the Merger will have become effective.

(A)                               The Mediaset Reorganization

From an Italian standpoint, the principle of pooling of interest applies to transactions between companies forming part of the same group as occurs in the envisaged contribution in-kind (i.e. the Mediaset Reorganization). According to this principle the contributing company (i.e. Mediaset) shall measure its equity investment in the newly incorporated Italian wholly-owned direct subsidiary at the net carrying amount at which the contributed items are recognized, in accordance to the accounting principles (i.e. IAS/IFRS) applied in the preparation of its individual annual accounts, at the transaction date. The acquirer company that will prepare its individual financial statement in accordance with IAS/IFRS, shall recognize those items at the same amount.

(B)                               The Segregation

From a Spanish standpoint, 21st Valuation Rule of the Spanish General Accounting Plan applies to transactions between companies forming part of the same group(18), as occurs in the envisaged non-monetary contribution (i.e. the Segregation). Consequently, the Mediaset España Segregation will be registered as indicated below:

•                                          The contributing company (i.e. Mediaset España) shall measure its investment at the carrying amount at which the contributed items are recognized in the consolidated annual accounts at the transaction date, in accordance with the rules applied for consolidated annual accounts.

•                                          GA Mediaset shall recognize those items at the same amount.

•                                          The consolidated annual accounts used for this purpose shall be those of the largest Spanish group or subgroup into which the items are integrated. In the event that preparation of those consolidated annual accounts is not required, pursuant to any of the exemptions provided for in the consolidation standards, the amounts recognized in the individual annual accounts of the contributing company prior to the transaction shall be used.

4.4                               Justification of the Exchange Ratios

4.4.1                     Introduction

As anticipated in Section 3.2.2 of this Report, due to the tripartite structure of the Merger, two Exchange Ratios have been calculated: the Exchange Ratio I (for the exchange of Mediaset shares for DutchCo Ordinary Shares at a 1:1 rate) and the Exchange Ratio II (for the exchange of Mediaset España shares for DutchCo Ordinary Shares at a 1:2.33 rate).

(18) Pursuant to 13th standard for the preparation of annual accounts: “for the purposes of presentation of a company’s annual accounts, another company shall be considered to form part of the group when there is a relationship of direct or indirect control between the two companies similar to that foreseen in article 42 of the Commercial Code for groups of companies, or when the companies are controlled by any means, by one or more individuals or legal entities in conjunction or which are solely managed in accordance with statutory clauses or agreements”.

The Exchange Ratios have been determined as required by article 25 of the LME as far as Spanish law is concerned. To that end, the Mediaset España Merger Committee has used the valuation methodologies described below, and the board of directors has ratified such approach. Also, following standard market practice in these types of transactions, the Merger Committee has considered it appropriate to engage J.P. Morgan Securities plc (“JPM”) as financial advisor, just as Mediaset has decided to hire Citigroup Global Markets Ltd. (“Citibank”) for the same purposes.

4.4.2                     Documentation used for purposes of the valuation of Mediaset and Mediaset España

For the purposes of the valuation and determination of the Exchange Ratios, the Merger Committee, with the assistance of its financial advisors, reviewed the following documentation:

(i)                                     the 2018 individual and consolidated financial statements of Mediaset and Mediaset España;

(ii)                                  the consolidated interim financial report of Mediaset and Mediaset España as at 31 March 2019;

(iii)                               The Set of Projections (as defined below in Section 4.4.3(B));

(iv)                              net debt data and other balance sheet items as at 31 December 2018 used to calculate the equity value from the enterprise value (referred to as “bridge-to-equity”);

(v)                                 target prices contained in an extensive number of equity research reports;

(vi)                              information on the number of Mediaset and Mediaset España shares as of the date of this Report;

(vii)                           evolution of Mediaset and Mediaset España share prices on their respective stock exchanges (i.e. the Mercato Telematico Azionario and the Spanish Stock Exchanges).

Other publicly available information was also taken into account, including the following:

•                                               research reports, financial statements and reports, analyses related to companies operating in the media and broadcasting sectors;

•                                               share price evolution, downloaded from professional service providers and public sources, for the companies previously mentioned;

•                                               certain other publicly available information on Mediaset and Mediaset España deemed relevant for the purpose of the application of the selected valuation methodologies.

4.4.3                     Methodologies used for the valuation of Mediaset and Mediaset España

In order to determine the economic value of the ordinary shares of Mediaset and Mediaset España for purposes of establishing the Exchange Ratios, the Merger Committee of Mediaset España has followed generally accepted valuation methodologies, with particular regard to those most commonly used at national and international levels in similar transactions, giving priority to the principle of consistency and comparability of the valuation criteria, applied compatibly with the distinctive elements of each of Mediaset and Mediaset España.

In particular, best practice requires that companies operating in a similar business and involved in a merger are valued on the basis of consistent criteria, in order for the results of the relative valuation analysis to be fully comparable.

The definition of any exchange ratio is the quantification of the relative value (rather than absolute value) of the individual companies taking part in the transaction, considering that the ultimate objective is not to calculate an economic value in absolute terms for each company involved in a transaction, but rather to determine homogeneous and comparable values in relative terms.

The valuation has been carried out considering Mediaset and Mediaset España as separate entities on a stand-alone basis and also taking into account that Mediaset currently owns shares representing approximately 51.63% of Mediaset España’s share capital, reflecting financial and economic assumptions based upon the information available as of 5 June 2019, which may change or be affected by market conditions as well as exogenous and/or endogenous events affecting the current and future performance and/or the economic and financial prospects of Mediaset and Mediaset España.

In addition, the valuations of the Merging Companies have been carried out not taking into account any potential economic and financial impacts of the Merger, including cost efficiencies and savings.

In the light of all the above and for the purpose of the analysis, the board of directors of Mediaset España is not presenting absolute values attributed to Mediaset and Mediaset España but only the Exchange Ratios resulting from the estimate of relative values with respect to Mediaset (including DutchCo) and Mediaset España.

(A)                               Market references / historical stock prices

Given that both Absorbed Companies are listed entities with relevant free float of liquid shares that are traded in the corresponding Italian and Spanish Stock Exchanges, it has been deemed appropriate to adopt the historical stock market price of the companies’ shares as one of the key references to determine the Exchange Ratio II. Such approach is a standard practice in these types of transactions, as it is generally accepted —unless special circumstances concur (which is not the case)— that the historical stock market price reflects the economic value that a stock market attributes to a company.

The timeframe on which to calculate the price must balance any short-term volatility driven by events of exceptional nature, short-term fluctuations and speculative tension (therefore a longer time horizon is preferable), and the need to reflect the most recent market and company conditions, where recent prices should be taken into consideration. Thus, the volume-weighted average stock market prices (the “VWAP”) of the Absorbed Companies’ shares for the one-month, three-month and six-month periods prior to 5 June 2019 (included) and compared on a like for like basis. The VWAPs for Mediaset España have been adjusted to take into account the payment of the Euro 0.31557917 per share dividend paid on 30 April 2019 (ex-dividend date as at 26 April 2019).

The table below sets out the main trading information used by the Merger Committee as a market references considered:

	VWAP Mediaset	VWAP Mediaset España	Implied Exchange Ratio II
1-month period	6.66 euros per share	2.74 euros per share	2.43x
3-month period	6.54 euros per share	2.79 euros per share	2.34x
6-month period	6.21 euros per share	2.73 euros per share	2.28x

Source: Factset, Bolsa de Madrid and Borsa Italiana as of 5 June 2019

It shall be noted that on 24 January 2019 Mediaset España announced to undertake a program of share buyback of up to Euro 200 million. As of the date of this Report, a total 14,419,910 shares were purchased by Mediaset España under the program, for an aggregate amount of Euros 95,532,864.96 million. As such, it cannot be excluded that the recent and current trading of Mediaset España stock may have been affected by such buy-back program.

(B)                               Discounted Cash Flows (“DCF”)

Additionally to the market references methodology, the DCF has also been considered as a key valuation methodology that estimates the underlying intrinsic value of both businesses (“Enterprise Value”). DCF methodology takes into account the specific features of the Merging Companies, reflects a dynamic conception of the company’s activity and is based on the idea that the business value is determined by its capacity to generate cash flows in the future. In addition, this method reflects, inter alia, the business potential in the medium and long term, in terms of profitability, growth, risk level, capital structure and expected level of investments.

The basis for the DCF has been the set of projections validated by both management teams that combine the market (financial analysts covering both stocks that published post-2018YE results) and internal long-term perspective of their respective businesses (the “Set of Projections”). The Set of Projections for both companies follow a consistent approach:

•                                               2019-2021 period: the broad universe of financial analysts (excluding only outliers) covering both stocks have been considered to build the base case.

•                                               2022-2024: Taking the year 2021 as the basis, extrapolations for both Set of Projections adopt same approach on forecast methodology.

In order to obtain the standalone equity value for each Company, the Enterprise Value ranges obtained for both companies through the DCF method have been adjusted by 2018 year-end reported and audited balance sheet information (financial liabilities and derivatives, cash and cash equivalents, associates and minorities). The cash dividend paid by Mediaset España (Euros 100 million) has adjusted its reference net debt position and the net dividend received by Mediaset (Euros 53 million) has also been reflected in Mediaset’s net debt position. Additionally, treasury shares held by both companies as of 7 June amounting to 44,071,568 shares for Mediaset and 14,269,073 shares for Mediaset España have been adjusted on the total number of shares considered for establishing the Exchange Ratios for the Merger (and cash deployed in the acquisition of these treasury shares over the course of the year 2019 adjusted in the reference net debt position of both companies).

The DCF methodology has been carried out on the basis of the following estimates:

(i)                                    Estimation of the free cash flows of both Absorbed Companies based on the Set of Projections

Free cash flows are an estimate of the business cash generation before financial income and expenses, but after applying the corporate income tax rate and considering material investments (capex) and changes in working capital.

(ii)                                Estimation of the present value of the projected free cash flows

This estimation is made using a discount rate which takes into account the implicit risk of both businesses and countries where both Absorbed Companies operate as well as the time value of the money.

(iii)                            Estimation of the terminal value of both businesses

Terminal value of both businesses is determined under an assumption of perpetual growth at a certain growth rate at the end of the annual projection period for free cash flows.

The Enterprise Value has been calculated based on the estimates of the present value of projected free cash flows (i.e. item (ii) above) and the terminal value (i.e. item (iii) above). The standalone reference equity value has been calculated through the adjustments mentioned beforehand in this Section (including, but not limited to, net debt, minorities, investments in associates and in other companies, pension liabilities, the buyback executed by Mediaset España post 31 December 2018 and until 5 June 2019, and dividends paid, namely the Euro 0.31557917 dividend per share paid by Mediaset España on 30 April 2019).

The implied per share equity value was calculated by dividing such equity values by the number of Mediaset and Mediaset España ordinary shares outstanding (i.e. net of the respective number of treasury shares held as of 5 June 2019).

For additional information on the approach and the relevant forecasts used for the purposes of this valuation methodology, see Section 4.4.4.

(C)                               Other value references

Notwithstanding the above, two other value references have been considered, albeit not as the key driver to establish the Enterprise Value of Mediaset España in the context of establishing Exchange Ratio II, but rather as additional value references to guarantee that the results yielded by using methods (A) and (B) above are reasonable and fair.

In particular, the Enterprise Value of Mediaset and Mediaset España (and by extension Exchange Ratio II) have been confronted with the following methods:

(i)                                    Analyst target price

The target prices provided by the financial analysts’ universe that cover both stocks have also been considered as an additional value reference. This method gives a useful indication for determining the value of companies whose shares are listed on a stock exchange, completing the framework of the references for the valuation. These market references may be considered as the views of the investor community on both stocks.

For each of Mediaset and Mediaset España only research reports published by research analysts after the publication of 2018 results and prior to 24 May 2019 (including these published after 1st quarter 2019 results) were considered.

(ii)           Market multiples of comparable companies

This valuation methodology is built upon the implicit multiples at which other relevant companies in this industry are trading. The main valuation multiples that have been considered are FV/EBITDA, FV/OpFCF and P/E.

(D)          Application of the selected methodologies

Without prejudice to the considerations, assumptions and limitations described in this Report, the following table sets forth a summary of the results achieved through the application of the various valuation methodologies described above for the purpose of determining the Exchange Ratio II, that is the number of the DutchCo Ordinary Shares to be issued for each Mediaset España share.

Summary of the main valuation methods and trading references considered

Methodology	Range of Mediaset España Exchange Ratios (Exchange Ratio II)
(i) discounted cash flow	2.27x-2.50x
(ii) historical stock prices 6 month VWAP	2.28x
(iii) historical stock prices 3 month VWAP	2.34x
(iv) historical stock prices 1 month VWAP	2.43x

4.4.4       Difficulties and limits faced in evaluating the Exchange Ratios

The main difficulties and limitations of the value references considered when evaluating the Exchange Ratios have been the following:

(i)                                     Mediaset issued (a) mid-term financial targets (2020) in January 2017 (limited to EBIT compared to 2016) and (b) mid-term (2020-2021) guidelines in March 2019. Whilst Mediaset updates regularly the market on the guidance vis-à-vis targets and progress on previously communicated strategy, there is no full business plan for Mediaset and Mediaset España available for the purpose of determination of the Exchange Ratios.. No due diligence exercise outside of the publicly available information has been performed other than a confirmatory bring-down call. Accordingly, as agreed by Mediaset’s and Mediaset España’s respective managements, such valuation analysis is based on the Set of Projections resulting from the application of the following approach:

•                                          For the period 2019-2021: projections derived from an extensive number of equity research reports representing all the research reports about Mediaset and Mediaset España published by research analysts after the publication of the 2018 year end results and prior to 17 May 2019 (including those published after 1st quarter 2019 results) and reporting projections for the whole 2019-2021 period, with the exclusion from such panel of two equity research reports representing the outliers in terms of EBIT 2020 projections.

•                                          For the period 2022-2024: extrapolations in line with the long-term expectations that the Italian and Spanish managements have on the businesses. In particular, the two managements have indicated a target long-term top-line growth for the last year Set of Projections (2024), whereas mostly of the other cash-flow items have been assumed to be in line with 2021 projections, in terms of percentage on sales, for the whole extrapolations period.

•                                          The approach described above was the same for both Mediaset and Mediaset España and has been agreed and validated by the respective managements of Mediaset and Mediaset España, who confirmed that the Set of Projections and extrapolations are broadly in line with their current long-term expectations, respectively, on the respective businesses. However, such forecasts are subject by nature to substantial uncertainty.

(ii)                                  In consideration of the mechanics and timetable envisaged for the exercise of the withdrawal rights and the creditor opposition rights, and since it is not possible to quantify their future impact in terms of cash outlay, the effects of the (potential) exercise of such rights by Mediaset shareholders who do not vote in favor of the Merger and Mediaset España shareholders who vote against the Merger in their respective shareholders’ meeting have not been taken into account also considering that its impact has been estimated not material in the context of the overall evaluations leading to the determination of the Exchange Ratios.

(iii)          The market prices of Mediaset and Mediaset España shares have been and are subject to volatility and fluctuations also as a result of the general trend in the capital markets; moreover it assumes that the market is sufficiently liquid and efficient. Therefore, it cannot be ruled out that, while the Exchange Ratios remain congruous based upon the methodologies used for their determination, the market value of the DutchCo Ordinary Shares to be assigned in exchange at the Merger Effective Date may result in a lower or higher market value as of the date on which the Exchange Ratios were set.

(iv)                              In relation to the share buyback program announced by Mediaset España, although the trading of Mediaset España shares might have been affected by the execution of such share buyback program, it is not possible to quantify the related impact and isolate it from other events that might have influenced the trading.

(v)                                 Different methodologies have been applied, both analytical and market-based, which have required the use of different data, parameters and assumptions. In applying such methodologies, the boards of directors of Mediaset and Mediaset España considered the characteristics and limitations inherent in each of them, in accordance with professional valuation practice followed at national and international level.

(vi)                              Precedent transactions and historical Spanish takeover premia have been considered but not deemed relevant on the grounds that both Mediaset and Mediaset España shareholders would get MFE shares, hence they would participate in the value potentially created by the Merger via the shares they would get as consideration. Moreover, Mediaset is already the controlling shareholder of Mediaset España, hence no control premium would apply for a change of ownership.

(vii)                           A litigation between Mediaset and Vivendi S.A. is ongoing following the non- completion of a transaction involving Mediaset Premium. Should the outcome of the litigation be favourable to Mediaset, Mediaset may be recognized some monetary damage repair. Prudentially, this Report do not consider any proceeds from the litigation for the purpose of determining the Exchange Ratio. In general, given the uncertainty of any ongoing or potential litigations’ outcomes and their timings, prudentially the Boards of Directors of Mediaset and Mediaset España did not consider any impact from any ongoing or potential litigations for both companies.

(viii)                        Mediaset and Mediaset España tax losses carry forward and tax credits have been taken into consideration in the DCF valuation methodology.

(ix)                              Finally, when applying market references as valuation methodology, some complexity has been faced in establishing the potential impact that the buy-back program announced by Mediaset España may have had in the trading activity and the impact on market references of the relative performance of both stocks.

4.4.5       Fairness opinions

(A)                               J.P. Morgan Securities plc., acting as financial advisor to Mediaset España, has provided to the board of directors of Mediaset España an opinion, as of 7 June 2019, on the basis of and subject to the factors, assumptions, limitations and procedures specified therein, on the fairness from a financial point of view, to the holders of ordinary shares in the capital of Mediaset España (other than Mediaset and its affiliates), of the Exchange Ratio II in the proposed Merger. A copy of the opinion is attached as Schedule 3 to this report. The opinion does not constitute a recommendation as to how any director or shareholder should vote or act with respect to the Merger or any other matter and does not give rights to any third parties other than the relevant client.

(B)                               Similarly, Citibank, acting as financial advisor to Mediaset, has provided to the board of directors of Mediaset and to the board of directors of DutchCo an opinion, as of 7 June 2019, on the basis of and subject to the factors, assumptions, limitations and procedures specified therein, on the fairness from a financial point of view, to the holders of shares in the capital of Mediaset, of the Exchange Ratio II (which —as indicated above— is predicated on Exchange Ratio I) in the proposed Merger. A copy of the opinion is attached as Schedule A to Mediaset’s board of directors report. The opinion does not constitute a recommendation as to how any director or shareholder should vote or act with respect to the Merger or any other matter and does not give rights to any third parties other than the relevant clients.

5.                                      ADDITIONAL TRANSACTION FEATURES: REMUNERATION TO SHAREHOLDERS

5.1          Future dividend policy

As far as the MFE future dividend policy, in line with the current dividend policy, the following factors will be taken into consideration: group profits, free cash flow generation, any financial or other economic commitments and potential strategic investments. Unless contingent circumstances (including the above) suggest adopting a different policy, the remuneration of the shareholders, through ordinary dividends or other technical forms, will not be lower than 50% of the net consolidated profits in any year.

5.2          Dividend distribution immediately after the Merger

It is envisaged that, after the Merger Effective Date, MFE will make a distribution of a dividend, pursuant to Dutch law, for a total gross amount of Euro 100 million to all shareholders of MFE.

5.3          DutchCo Ordinary Share buy-back program to be implemented after the Merger

In addition, after the completion of the Merger, MFE will launch a buy-back program for a maximum aggregate amount of Euro 280 million (less the aggregate amount necessary to purchase the withdrawn shares, if any). MFE will buy back shares at a maximum price per share of Euro 3.4.

In the context of the Transaction, on 5 June 2019 Mediaset España discontinued the share buy-back program announced on 24 January 2019.

*** *** ***

This Report has been drafted by the board of directors of Mediaset España in accordance with article 95 of the Directive and article 33 of the LME.

Madrid, 7 June 2019

SCHEDULE 1
FURTHER INFORMATION ON THE SPECIAL VOTING SHARES

Allotment of Special Voting Shares

Initial allotment of Special Voting Shares A

Holders of Mediaset and Mediaset España shares who wish to receive Special Voting Shares A on the Initial Allocation Date A are required to follow the procedure described, respectively, in the “Terms and Conditions for the initial allocation of special voting shares A — Mediaset” and the “Terms and Conditions for the initial allocation of special voting shares A — Mediaset España”, attached as Schedule 3 and Schedule 4, respectively, to the Common Cross-Border Merger Plan, as well as in the “Terms and Conditions for Special Voting Shares” attached as Schedule 5 to the Common Cross-Border Merger Plan.

For this purpose, Mediaset and Mediaset España shareholders will have to:

(i)                                     transmit an election form (the “Initial Election Form”), which will be made available on the corporate websites of Mediaset (www.mediaset.it) and Mediaset España (www.telecinco.es), duly filled in and signed, to their respective depository intermediary in order for the latter to procure that the Initial Election Form is received by Mediaset or by Mediaset España, as the case may be, during the period starting from 15 July 2019 to 26 August 2019 (i.e. the seventh business day prior to the Mediaset Extraordinary Meeting); and

(ii)                                  continuously own their Mediaset or Mediaset España shares (as well as the DutchCo Ordinary Shares received upon completion of the Merger in accordance with the Exchange Ratio I or the Exchange Ratio II, as the case may be), in relation to which allotment of Special Voting Shares A will have been requested, during the period between the day when the Initial Election Form is transmitted to their respective depository intermediary and the Initial Allocation Date A.

In filling in the Initial Election Form, shareholders shall indicate the number of Mediaset or Mediaset España shares held in relation to which they wish to receive a corresponding number of Special Voting Shares A.

Once the Initial Election Form has been duly filled in and signed by requesting shareholders, it shall be received by Mediaset or by Mediaset España, through the respective depositary intermediary —where the relevant shares are registered—, within and no later than 26 August 2019.

The ownership of Mediaset or Mediaset España shares as of the date of transmission of the Initial Election Form to the depository intermediary will be attested by the depositary intermediary itself.

By signing the Initial Election Form, the requesting shareholder will also grant a power of attorney to an agent (the “Agent”) whereby he will irrevocably instruct and authorize the Agent to act on his behalf and to represent him in connection with the issuance, allocation, acquisition, conversion, sale, repurchase and transfer of Special Voting Shares in accordance with and pursuant to the “Terms and Conditions for Special Voting Shares”. The Agent will be entitled to represent MFE as well to execute and sign all the relevant documentation relating to Special Voting Shares on behalf of MFE. In accordance with the “Terms and Conditions for Special Voting Shares”, MFE will be entitled to entrust the Agent with such powers and duties (in whole or in part).

Mediaset and Mediaset España shares —which, upon completion of the Merger, will be exchanged for DutchCo Ordinary Shares pursuant to the Exchange Ratio I and the Exchange Ratio II, respectively— in relation to which allotment of Special Voting Shares A at the Initial Allocation Date A has been requested, will be automatically registered in a separate register held by DutchCo pursuant to the “Terms and Conditions for Special Voting Shares” (the “Loyalty Register”).

As from the date on which DutchCo Ordinary Shares will have been registered in the Loyalty Register in the name of one and the same shareholder or his loyalty transferee (as defined in the “Terms and Conditions for Special Voting Shares”), such DutchCo Ordinary Shares will become initial electing ordinary shares (the “Initial Electing Ordinary Shares”). After an uninterrupted period of thirty days since the Merger Effective Date, such shares will entitle the relevant holder to be granted with a corresponding number of Special Voting Shares A, and will thus become qualifying ordinary shares A (the “Qualifying Ordinary Shares A”). On the same date, the relevant holder will receive one Special Voting Share A per each Qualifying Ordinary Share A held.

Mediaset and Mediaset España shareholders who exercise their withdrawal right in connection with the resolution to be adopted, respectively, by the Mediaset Extraordinary Meeting and Mediaset España General Meeting shall not be entitled to receive DutchCo Ordinary Shares nor, consequently, Special Voting Shares.

Subsequent allotment of Special Voting Shares A

Following the completion of the Merger, shareholders of MFE who wish to receive Special Voting Shares A will have to request MFE to have their DutchCo Ordinary Shares registered (in whole or in part) in the Loyalty Register by submitting, through their respective depository intermediaries, an election form (the “Election Form”), which will be made available on the corporate websites of Mediaset (www.mediaset.it) and of Mediaset España (www.telecinco.es), duly filled in and signed.

The ownership of DutchCo Ordinary Shares as of the date of transmission of the Election Form to the depository intermediary will be attested by the depositary intermediary itself.

By signing the Election Form, the requesting shareholder will also grant a power of attorney to the Agent whereby he will irrevocably instruct and authorize the Agent to act on his behalf and to represent him in connection with the issuance, allocation, acquisition, conversion, sale, repurchase and transfer of Special Voting Shares in accordance with and pursuant to the “Terms and Conditions for Special Voting Shares”. The Agent will be entitled to represent MFE as well as to execute and sign all the relevant documentation relating to Special Voting Shares on behalf of MFE. In accordance with the “Terms and Conditions for Special Voting Shares”, MFE will be entitled to entrust the Agent with such powers and duties (in whole or in part).

As from the date on which DutchCo Ordinary Shares will have been registered in the Loyalty Register in the name of one and the same shareholder or his loyalty transferee (as defined in the

“Terms and Conditions for Special Voting Shares”), such DutchCo Ordinary Shares will become electing ordinary shares (the “Electing Ordinary Shares”). After 3 years of uninterrupted ownership —as well as of uninterrupted registration in the Loyalty Register— of Electing Ordinary Shares, such shares will become Qualifying Ordinary Shares A and the relevant holder will receive one Special Voting Share A per each Qualifying Ordinary Share A held.

Allotment of Special Voting Shares B by way of conversion of Special Voting Shares A

After two years of uninterrupted ownership —as well as uninterrupted registration in the Loyalty Register— of Qualifying Ordinary Shares A, shareholders of DutchCo will be entitled to 5 voting rights for each Qualifying Ordinary Share A held. On the same date, Qualifying Ordinary Shares A will become qualifying ordinary shares B (the “Qualifying Ordinary Shares B”) and the relevant eligible shareholder will receive 1 (one) Special Voting Share B by way of conversion of each of the Special Voting Shares A already held.

Allotment of Special Voting Shares C by way of conversion of Special Voting Shares B

After three years of uninterrupted ownership —as well as uninterrupted registration in the Loyalty Register— of Qualifying Ordinary Shares B, shareholders of DutchCo will be entitled to 10 voting rights for each Qualifying Ordinary Share B held. On the same date, Qualifying Ordinary Shares B will become qualifying ordinary shares C (the “Qualifying Ordinary Shares C” and, jointly with Qualifying Ordinary Shares A and the Qualifying Ordinary Shares B, the “Qualifying Ordinary Shares”) and the relevant eligible shareholder will receive 1 (one) Special Voting Share C by way of conversion of each of the Special Voting Shares B already held.

Requirements of shareholders for the allotment of Special Voting Shares

Pursuant to article 42.1 of the proposed version of the articles of association of MFE as well as to the “Terms and Conditions for Special Voting Shares”, each allotment of Special Voting Shares will be conditional upon requesting shareholders meeting the Qualified Shareholding Obligation and the Contractual Obligation (both as defined under Section 3.3.6(A)).

The New Board of Directors of DutchCo (as defined in Section 3.3.7(B)) will refuse (a) the registration of one or more DutchCo Ordinary Shares in the Loyalty Register; and/or (b) the allocation of Special Voting Shares A; and/or (c) the conversion of Special Voting Shares A into Special Voting Shares B; and/or (d) the conversion of Special Voting Shares B into Special Voting Shares C, as the case may be, if the requesting shareholder (i) does not meet the Qualified Shareholding Obligation or will no longer meet the Qualified Shareholding Obligation as a result of the allocation of Special Voting Shares A, and/or the conversion of Special Voting Shares A into Special Voting Shares B, and/or the conversion of Special Voting Shares B into Special Voting Shares C, as the case may be, and/or (ii) does not meet the Contractual Obligation.

In case of violation of the Qualified Shareholding Obligation, the refusal from the New Board of Directors of DutchCo will be limited to the number of DutchCo Ordinary Shares and/or of

Special Voting Shares which will be held in violation of the Qualified Shareholding Obligation. For further information, please refer to the “Terms and Conditions for Special Voting Shares”.

Characteristics of the Special Voting Shares

Special Voting Shares will not be tradable on the Mercato Telematico Azionario and on the Spanish Stock Exchanges.

In connection with the issuance of Special Voting Shares, shareholders of MFE will not be required to pay the respective nominal value to MFE. In accordance with article 13.4 of the proposed version of the articles of association of MFE, in fact, MFE will maintain a reserve in shareholders’ equity (the “Special Capital Reserve”) in order to pay up the nominal value of the Special Voting Shares to be allocated to holders of Qualifying Ordinary Shares.

However, article 13.5 of the proposed version of the articles of association of MFE allows the holder of Special Voting Shares —the issuance of which has been charged on the Special Capital Reserve— to substitute such charge at any time by making an actual payment to MFE of a sum equal to the nominal value of the Special Voting Shares held (the “Special Shares Paid-up in Cash”). Pursuant to the applicable dispositions of the proposed version of the articles of association of MFE, Special Shares Paid-up in Cash will be the only Special Voting Shares to entitle the relevant holders to an economic entitlement.

In particular, pursuant to article 28.2 of the proposed version of the articles of association of MFE, Special Shares Paid-up in Cash will give entitlement to a dividend equal to 1% of the nominal value actually paid. Such dividends, however, will be paid only insofar as the profits have not been appropriated in full to increase and/or form reserves.

Furthermore, pursuant to article 41.4 of the proposed version of the articles of association of MFE, any residual amounts available after payment of all creditors of MFE in liquidation will be allocated as follows: firstly, the nominal value paid by holders of Special Shares Paid-up in Cash will be reimbursed; secondly, any outstanding amount will be proportionally reimbursed to holders of DutchCo Ordinary Shares.

Pursuant to article 14.2 of the “Terms and Conditions for Special Voting Shares”, the “Terms and Conditions for Special Voting Shares” may be amended pursuant to a resolution by the New Board of Directors of DutchCo (as defined in Section 3.3.7(B)), only insofar as non-material and/or merely technical amendments are at stake. Material and/or not merely technical amendments will be subject to the approval of the general meeting of shareholders of MFE and of the combined meeting of holders of Special Voting Shares, except for amendments required to ensure compliance with applicable laws or listing regulations.

Transfer of Initial Electing Ordinary Shares, Electing Ordinary Shares, Qualifying Ordinary Shares and Special Voting Shares: cancellation from the Loyalty Register

Whilst DutchCo Ordinary Shares are freely transferrable, Special Voting Shares may not be transferred to third parties (except for limited circumstances).

In order to transfer Initial Electing Ordinary Shares, Electing Ordinary Shares or Qualifying Ordinary Shares, the relevant shareholder will have to request the de-registration from the Loyalty Register of its Initial Electing Ordinary Shares, Electing Ordinary Shares or Qualifying

Ordinary Shares, as the case may be; after such de-registration, the relevant DutchCo Ordinary Shares will cease to be Initial Electing Ordinary Shares, Electing Ordinary Shares or Qualifying Ordinary Shares and shall be freely transferable.

Pursuant to the “Terms and Conditions for Special Voting Shares”, in case of transfer of (i) Initial Electing Ordinary Shares prior to the Initial Allocation Date A, or (ii) Electing Ordinary Shares prior to the Subsequent Allocation Date A (in both cases, with the exception of transfers to loyalty transferees, as defined in the “Terms and Conditions for Special Voting Shares”), as well as upon occurrence —prior to the same relevant dates— of a change of control over a shareholder, such shareholder will not be entitled to receive Special Voting Shares A.

Pursuant to the “Terms and Conditions for Special Voting Shares”, in case of transfer of Qualifying Ordinary Shares (with the exception of transfers to loyalty transferees, as defined in the “Terms and Conditions for Special Voting Shares”), as well as upon occurrence of a change of control over a shareholder, the voting rights attached to the Special Voting Shares shall be suspended with immediate effect and the Special Voting Shares shall be transferred to MFE without consideration (om niet).

For the sake of completeness, with respect to the initial allocation procedure of Special Voting Shares A, it shall be noted that the holder of Mediaset or Mediaset España shares —in relation to which allotment of Special Voting Shares A at the Initial Allocation Date A is requested— can transfer such shares to his loyalty transferee (as defined in the “Terms and Conditions for Special Voting Shares”) without such transfer resulting in the loss of the entitlement to receive Special Voting Shares A. On the contrary, the holder of Mediaset or Mediaset España shares —in relation to which allotment of Special Voting Shares A at the Initial Allocation Date A is requested— shall no longer be entitled to receive Special Voting Shares A upon the occurrence, over such shareholder, of a change of control. For further details, please refer to the “Terms and Conditions for the initial allocation procedure of special voting shares A” and to the “Terms and Conditions for Special Voting Shares”.

SCHEDULE 2
CONSOLIDATED PRO-FORMA FINANCIAL DATA OF THE MEDIASET GROUP

This Schedule presents the relevant pro-forma income statement, statement of financial position and cash flow statement data of the Group of companies headed by Mediaset as at 31 December 2018 (the “Pro Forma Consolidated Financial Data”), as well as some notes to these statements.

The Pro Forma Consolidated Financial Data have been prepared in accordance with Communication No. DEM/1052803 of 5 July 2001 of the Consob, in order to retroactively reflect the significant effects of the Merger and related transactions on the historical data of the Group. More specifically, the Pro Forma Consolidated Financial Data have been prepared to retroactively reflect the effects produced by the Merger as if it had taken place, in terms of effects on the balance sheet, on 31 December 2018 and, with reference only to the economic and cash flow effects, on 1 January 2018.

For a correct interpretation of the information provided by the Pro Forma Consolidated Financial Data, it is necessary to consider that:

(i)                                     since these are representations based on assumptions, if the Merger had actually been carried out on the dates used as reference for the preparation of the Pro Forma Consolidated Financial Data, rather than on the actual date, the historical data would not necessarily have been the same as the pro forma data;

(ii)                                  the pro forma adjustments represent the most significant effects on the balance sheet and income statement, as well as financial, directly related to the Merger;

(iii)                               the Pro Forma Consolidated Financial Data have been prepared for the sole purpose of providing a representation of the identifiable and objectively measurable effects of the Merger, as if the Merger had taken place on the date indicated above in this paragraph; therefore, the Pro Forma Consolidated Financial Data represent a hypothetical situation and, therefore, do not represent the actual financial situation or results of the Group;

(iv)                              the Pro Forma Consolidated Financial Data do not reflect forward-looking data and are in no way intended to represent a forecast of the future financial, economic and asset situation of the Group after the Merger; and

(v)                                 given the different purposes of the Pro Forma Consolidated Financial Data compared to the historical data included in the annual financial report and given the different methods of calculation of the pro forma adjustments made to the Group’s consolidated financial statements, the pro forma consolidated income statement, the statement of financial position and the cash flow statement should be examined and interpreted separately, without seeking accounting links between the income statement and the cash flow statement, and the balance sheet.

The Pro Forma Consolidated Financial Data have not been examined by the independent auditors.

The Pro Forma Consolidated Financial Data shown below include:

•                                          the relevant historical data (Income Statement, Statement of Financial Position, Cash Flow Statement) taken from the consolidated financial statements of the Group as at 31

December 2018, prepared in accordance with the IFRS and audited by Deloitte & Touche S.p.A., which issued its unqualified report on 27 March 2019;

•                                          the pro-forma adjustments applied to the historical data to reflect the effects of relevant transactions related to the Merger; and

•                                          the Group’s Pro Forma Consolidated Financial Data as at 31 December 2018.

The valuation criteria adopted for the preparation of the pro-forma adjustments and for the preparation of the Pro-Forma Consolidated Financial Data are the same as those applied in the consolidated financial statements of the Group as at 31 December 2018, to which reference should be made.

The Pro Forma Consolidated Financial Data below should be read in the light of the description of the assumptions and methods used to prepare them and the other information contained in this Annex.

Unless otherwise indicated, the figures are shown in millions of euro.

(Euro million)	Consolidated Financial Statement Group (Historic)	Total Pro- forma Adjustment	Consolidated Financial Statement Merging Company (Pro-forma)
STATEMENT OF INCOME

Net Consolidated Revenues	3,401.5	—	3,401.5
EBIT	73.7	—	73.7
EBT	67.0	—	67.0
Net Profit	597.7	—	597.7
Attributable to:
Equity shareholders of the parent company	471.3	96.9	568.1
- from continuing operations	(48.7)	96.9	48.2
- from discontinued operations	520.0		520.0
Minority Interest	126.4	-96.9	29.5
- from continuing operations	96.5	-96.9	-0.4
- from discontinued operations	30.0		30.0

STATEMENT OF FINANCIAL POSITION
	5,252.1	—	5,252.1
Assets	2,412.4	437.6	2,850.0
Group Shareholders Equity Minority Interest	443.7	-437.6	6.1
Total Shareholders’ Equity Liabilities	2,856.1	—	2,856.1
Total Shareholders’ Equity and Liabilities	2,396.0	—	2,396.0
	5,252.1	—	5,252.1
CASH FLOW STATEMENT
Net cash flow from operating activities (A)
Net cash flow from investing activities (B)	1,241.7	—	1.241.7
Net cash flow from financing activities (C)	-738.6	—	-738.6
Change in Cash and Cash Equivalents (D=A+B+C)	-286.0	—	-286.0
	217.1	—	217.1

Basic assumptions of the Pro Forma Consolidated Financial Data

The Merger, as a reorganisation of existing companies, does not give rise to any transfer of control of these companies, and essentially involves the acquisition of the shares held by the minority shareholders of Mediaset España in exchange for the issue of new shares in DutchCo, currently a wholly-owned subsidiary of Mediaset. The Merger will also involve the incorporation of Mediaset into DutchCo at the same time.

As indicated in the Report, the Merger constitutes a “business combination involving entities or businesses under common control” and, as such, is excluded from the mandatory scope of application of IFRS 3 - Business Combinations. Accordingly, the Pro Forma Consolidated Financial Data have been prepared by applying the principle of continuity of values, which gives rise to the recognition in the balance sheet of assets and liabilities equal to those resulting from the Group’s consolidated financial statements prior to the Merger.

Therefore, historical consolidated data of the Group already include the consolidated data of the Mediaset España group, as they are consolidated on a line-by-line basis: more specifically, since Mediaset held an interest equal to 51.63% of the share capital of Mediaset España at 31 December 2018, the portion of profit and shareholders’ equity relating to the Mediaset España group to which minority shareholders are entitled was allocated to the minority interests in the profit and shareholders’ equity prepared at that date.

Pro-forma adjustments

Taking into account the above, the pro-forma adjustments consist in highlighting the allocation to the Group after the Merger of the minority interests in Mediaset España prior to the Merger.

More specifically, following the elimination of the minority shareholders of Mediaset España, as at 31 December 2018, the post-Merger Group would have been allocated a minority interest in the result for 2018 of Euro 96.9 million and a minority interest in equity of Euro 437.6 million.

At the level of the consolidated cash flow statement, the Merger does not entail any pro-forma adjustment.

Other effects

It should also be noted that the pro-forma adjustments do not include:

•                                          direct costs associated with the Merger, as they are not considered significant; and

•                                          the effects deriving from the changes resulting from the Merger to the share-based incentive plans, as these changes will be implemented with the aim of substantially maintaining the fair value of the equity instruments unchanged without entailing accounting effects.

Finally, it should be noted that the Merger does not have a tax impact, as described in Section 3.3.5 above.

Pro-forma financial data per share

Below are the historical data per share of Mediaset Group as at 31 December 2018 and the pro- forma data per share after the Merger as at 31 December 2018.

EPS (EUR per share)	Historic data	Pro-forma data
Net consolidated Income
EPS Base	0.41	0.39

Net Consolidated Income from Continuing Operations
EPS Base	-0.04	0.03

No. ordinary shares excluding treasury shares (EPS Base)	1,137,142,325	1,472,925,998

The historical and pro-forma data of the net results per share have been calculated on the basis of the profit for the year attributable to the shareholders of the parent company and the total number of shares in circulation of the parent company, respectively, as at 31 December 2018 and following the Merger.

SCHEDULE 3
FAIRNESS OPINION OF JPM

7th June, 2019

The Board of Directors

Mediaset España Comunicación, S.A.

Ctra. de Fuencarral a Alcobendas, n° 4

28049 - Madrid

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (other than the Counterparty –as defined below– and its affiliates) of the ordinary shares with a nominal value of €0.50 per share (the “Company Shares”) in the share capital of Mediaset España Comunicación, S.A. (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of the Company with Mediaset S.p.A. (the “Counterparty”) and Mediaset Investment, N.V. (the “DutchCo”), a wholly-owned subsidiary of the Counterparty.

Pursuant to the cross-border common merger plan dated 7th June, 2019 (the “Common Merger Plan”) relating to the simultaneous tripartite cross-border merger of the Company and the Counterparty with and into DutchCo, the Company and the Counterparty will be absorbed by DutchCo. Under the terms of the Common Merger Plan, (i) each Company Share, other than Company Shares held in treasury or owned by the Counterparty, will be exchanged for 2.33 ordinary shares in the share capital of DutchCo (the “Exchange Ratio”) with a nominal value of €0.01 per share (the “DutchCo Shares”) and (ii) each ordinary share with a nominal value of €0.52 per in the share capital of the Counterparty (the “Counterparty Shares”) will be exchanged for 1.00 DutchCo Share (the “Counterparty Exchange Ratio”). It is noted that as at the date hereof, the Counterparty holds 51.63% of the Company Shares.

Please be advised that while certain provisions of the Transaction are summarised above, the terms of the Transaction are more fully described in the Common Merger Plan. As a result, the description of the Transaction and certain other information contained herein are qualified in its entirety by reference to the more detailed information appearing or incorporated by reference in the Common Merger Plan.

In arriving at our opinion, we have (i) reviewed the Common Merger Plan and the report on the cross-border merger issued by the Board of Directors on 7th June, 2019 (the “Board of Directors Report”); (ii) reviewed certain publicly available business and financial information concerning the Counterparty and the Company, the industries in which they operate and certain other companies engaged in

J.P. Morgan Securities plc

25 Bank Street, Canary Wharf, London, E14 5JP
Tel: +44 (0)20 7742 4000 • Fax: +44 (0)20 3493 0684

Registered in England & Wales No. 2711006. Registered Office 25 Bank Street, Canary Wharf, London, E14 5JP.
Authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regualtion Authorty.

businesses comparable to them; (iii) compared the financial and operating performance of the Counterparty and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Counterparty Shares and the Company Shares and certain publicly traded securities of such other companies; (iv) reviewed the audited individual and consolidated financial statements of the Company and the Counterparty and their respective subsidiaries for the fiscal years ended December 31, 2018 and 2017, as well as the unaudited consolidated interim financial statements of the Company and the Counterparty and their respective subsidiaries as of March 31, 2019; (v) reviewed certain internal unaudited financial analyses as well as projections, assumptions, fiscal analysis and forecasts relating to the businesses of the Company and the Counterparty (including the set of projections for the 2019-2024 period described in sections 4.4.2(iii) and 4.4.3(B) of the Board of Directors Report, as validated by the respective management of the Company and the Counterparty and projections on fiscal matters), as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”), in each case prepared, and/or provided to us, by the management of the Company and the Counterparty; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, its strategic rationale and potential benefits and the past and current business operations of the Company and the Counterparty, the financial condition and future prospects and operations of the Counterparty, the Company and DutchCo, the effects of the Transaction on the financial condition and future prospects of the Company, the Counterparty and DutchCo, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Counterparty, DutchCo or the Company under any laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses, projections, assumptions and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of the Company as to the expected future results of operations and financial condition of the Counterparty, DutchCo and the

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Company to which such analyses, projections, assumptions or forecasts relate. We express no view as to such analyses, projections or forecasts (including the Synergies) or the assumptions on which they were based, and the Company has confirmed that we may rely upon such analyses, projections, assumptions and forecasts (including the Synergies) in the delivery of this opinion. We have also assumed that the Transaction and the other transactions contemplated by the Common Merger Plan will have the tax consequences described in the Common Merger Plan and in discussions with, and materials furnished to us by, representatives and advisors of the Company, and will be consummated as described in the Common Merger Plan without any waiver or amendment of any of its terms or conditions. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Counterparty, DutchCo or the Company or on the contemplated benefits of the Transaction. In giving our opinion, we have relied on the Company’s commercial assessments of the Transaction. The decision as to whether or not the Company enters into a Transaction (and the terms on which it does so) is one that can only be taken by the Company and its shareholders.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Shares (other than the Counterparty and its affiliates) of the Exchange Ratio in the proposed Transaction. For the avoidance of doubt, in arriving at our opinion we have considered the terms of the Transaction as a whole (including the Counterparty Exchange Ratio). We express no opinion as to any other term or aspect of the Transaction, or any consideration to be paid to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Company Shares in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Shares or the DutchCo Shares will trade at any future time. As a result, other factors after the date hereof may affect the value of the business of the Company, the Counterparty and/or DutchCo before or after consummation of the Transaction, including but not limited to (i) the total or partial disposition of the share capital of the Company, the Counterparty and/or DutchCo by their respective shareholders within a short period of time before or after the

3

effective date of the Transaction, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, regulatory framework, results of operations or prospects of the Company, the Counterparty and/or DutchCo, (v) any necessary actions by or restrictions of governmental agencies or regulatory authorities, and (vi) timely execution of all necessary agreements to complete the Transaction on terms and conditions that are acceptable to all parties at interest. No opinion is expressed as to whether any alternative transaction might be more beneficial to the Company.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other significant financial advisory or other significant commercial or investment banking relationships with the Company, the Counterparty or DutchCo. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company, DutchCo or the Counterparty for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities. In addition, we and our affiliates hold, on a proprietary basis, less than 2% of the outstanding common stock of the Counterparty.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Shares (other than the Counterparty and its affiliates).

This opinion is rendered in English. If this opinion is translated into any language other than English, this English version shall always prevail.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion is not addressed to and may not be relied upon by any third party including, without limitation, employees, creditors or shareholders of the Company or the Counterparty. Therefore, this opinion does not confer rights or remedies on any person other that the Board of Directors of the Company. This opinion does not constitute a recommendation as to how any director or shareholder should vote or act with respect to the Transaction or any other matter. This opinion may not be

4

disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, provided that (i) a complete copy of this letter may be disclosed to the Company’s shareholders alongside the Board of Directors Report, and (ii) references to this opinion, which are not a complete copy of this letter, may also be included in the Common Merger Plan and/or the Board of Directors Report, subject to our prior written approval and subject to our prior written confirmation of the form and context of such references.

Very truly yours,

J.P. MORGAN SECURITIES PLC

5

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This document is for informational purposes only and is not intended to and does not constitute an offer or invitation to exchange or sell or solicitation of an offer to subscribe for or buy, or an invitation to exchange, purchase or subscribe for, any securities, any part of the business or assets described herein, or any other interests or the solicitation of any vote or approval in any jurisdiction in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made. This document is not a prospectus, product disclosure statement or other offering document for the purposes of Directive 2003/71/EC of the European Parliament and the Council of 4 November 2003, as amended, in particular, by Directive 2010/73/EC of the European Parliament and the Council of 24 November 2010, as amended and as implemented in each member State of the European Economic Area and under Italian, Spanish and Dutch law.

This document does not represent an offer to the public in Italy, pursuant to Section 1, letter (t) of Legislative Decree no. 58 of February 24, 1998, as amended and supplemented, nor in Spain, pursuant to article 35.1 of the restated text of the Securities Market Act approved by Royal Legislative Decree 4/2015, dated 23 October. The release, publication or distribution of this document in certain jurisdictions may be restricted by law, and therefore persons in such jurisdictions into which this document is released, published or distributed should inform themselves about and observe such restrictions.

Nothing in this document constitutes an offer of securities for sale in the United States within the meaning of the Securities Act or in any other jurisdiction where it is unlawful to do so, or a solicitation of votes for the general meeting of shareholders described herein. The securities referred to in this document have not been, and will not be, registered under the Securities Act or the securities laws of any state in the United States, and any representation to the contrary is a violation of law. The securities referred to in this document may not be offered or sold within the United States or to, or for the account or benefit of, U.S. Persons, both as defined in Regulation S under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state or local securities laws.

* * *

US investors disclaimer

This Transaction is made for the securities of a foreign company. The Transaction is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the documents, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the Transaction, such as in open market or privately negotiated purchases.

* * *

Forward Looking Statements

This document contains certain forward-looking statements relating to Mediaset, Mediaset España and the proposed business combination between them. All statements included in this document concerning activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors, including, but not limited to, the following: volatility and deterioration of capital and financial markets, changes in general economic conditions, economic growth and other changes in business conditions, changes in government regulation, uncertainties as to whether the proposed business combination will be consummated, uncertainties as to the timing of the proposed business combination, uncertainties as to how many shareholders will participate in the proposed business combination, the risk that the announcement of the proposed business combination may make it more difficult for Mediaset or Mediaset España to establish or maintain relationships with its employees, suppliers and other business partners, the risk that the businesses of Mediaset or Mediaset España will be adversely impacted during the pendency of the proposed business combination; the risk that the operations of Mediaset or Mediaset España will not be integrated successfully, and other economic, business and competitive factors affecting the businesses of Mediaset and Mediaset España generally, including those set forth in the annual reports for the year ended 31 December 2018 of Mediaset and Mediaset España.

Therefore, Mediaset and Mediaset España and their affiliates, directors, advisors, employees and representatives, expressly disclaim any liability whatsoever for such forward-looking statements.

These forward-looking statements speak only as of the date of this document and neither Mediaset nor Mediaset España undertake obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.